UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a−101)

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a−12

Rexahn Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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REXAHN PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 11, 2017
To our shareholders:

Notice is hereby given that the Annual Meeting of the Shareholders (the “Annual Meeting”) of Rexahn Pharmaceuticals, Inc. (the “Company”) will be held on April 11, 2017, at 8:00 a.m. (local time), at the Radisson Hotel, 3 Research Court, Rockville, Maryland 20850.  The Annual Meeting is called for the following purposes:

1.	to elect as directors the seven nominees named in the accompanying proxy statement to a term of one year each, or until their successors have been elected and qualified;

2.	to ratify the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017;

3.	to approve, by non-binding vote, the Company’s executive compensation;

4.	to recommend, by non-binding vote, the frequency of future non-binding votes on executive compensation;

5.
to approve an amendment to the Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan, as amended and restated, to increase the number of shares of common stock reserved for issuance thereunder from 17,000,000 to 34,000,000;

6.
to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (in the event it is deemed by the Board of Directors to be advisable) to effect a reverse stock split of the Company’s common stock at a ratio within the range of 1:5 to 1:20, as determined by the Board of Directors, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock;

7.	to approve the adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal 6; and

8.	to consider and take action upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors has fixed             , 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.  Only shareholders of record at the close of business on that date will be entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to promptly either sign, date and return the enclosed proxy card or vote via the Internet or by telephone by following the instructions provided on the proxy card. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

Peter Brandt
Chairman of the Board of Directors
, 2017

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on April 11, 2017:

Copies of our Proxy Materials, consisting of the Notice of Annual Meeting, the Proxy Statement and our 2016 Annual Report are available at http://www.viewproxy.com/rexahn/2017

REXAHN PHARMACEUTICALS, INC.

15245 Shady Grove Road, Suite 455
Rockville, Maryland 20850
(240) 268-5300

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held April 11, 2017

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Rexahn Pharmaceuticals, Inc. (“we”, “us”, or the “Company”) for the Annual Meeting of Shareholders to be held at the Radisson Hotel, located at 3 Research Court, Rockville, Maryland 20850, on April 11, 2017, at 8:00 a.m. (local time) and for any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

We are providing our Proxy Materials to record shareholders by sending a printed copy of the full set of our proxy materials (the “Proxy Materials”), consisting of the Notice of Annual Meeting, this Proxy Statement and a proxy card (the “Proxy Card”), and our 2016 Annual Report to Shareholders by mail. As permitted by Securities and Exchange Commission (“SEC”) rules, we are also providing access to the Proxy Materials on the Internet.

The Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about                             , 2017.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Q:	Why are these materials being made available to me?

A:
The Proxy Materials are being provided to you in connection with the Annual Meeting and include this Proxy Statement and the related Proxy Card that are being used in connection with the Board of Directors’ solicitation of proxies for the Annual Meeting.  The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process and certain other required information.

Q:	How do I access the Company’s Proxy Materials online?

A:
The Proxy Card provides instructions for accessing the Proxy Materials over the Internet, and includes the Internet address where those materials are available.  The Company’s Proxy Statement for the Annual Meeting and the Company’s 2016 Annual Report to Shareholders can also be viewed on the Company’s website at www.rexahn.com.

Q:	What shares owned by me can be voted?

A:
All shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) owned by you as of the close of business on the Record Date may be voted by you.  Each share of Common Stock is entitled to one vote.  These shares include those (1) held directly in your name as the shareholder of record (“Shareholder of Record”), and (2) held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the Record Date?

A:	The Record Date is , 2017. Only Shareholders of Record as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many shares are outstanding?

A:	As of the Record Date, the Company had shares of Common Stock outstanding.

Q:	What is the difference between holding shares as a Shareholder of Record and as a beneficial owner?

A:	As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, you are considered, with respect to those shares, the Shareholder of Record.  As the Shareholder of Record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and your broker, bank or other nominee is considered, with respect to those shares, the Shareholder of Record.  As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting.  However, because you are not the Shareholder of Record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker, bank or other nominee.  Your broker, bank or other nominee has provided voting instructions for you to use.  If you wish to attend the Annual Meeting and vote in person, please contact your broker, bank or other nominee so that you can receive a legal proxy to present at the Annual Meeting.

Q:	What am I voting on?

A:
You are being asked to vote on (1) the election as directors of the seven nominees named in this Proxy Statement to a term of one year each, or until their successors have been elected and qualified, (2) the ratification of the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the independent registered public accounting firm of the Company for the year ending December 31, 2017, (3) the approval, by non-binding vote, of the Company’s executive compensation, (4) the recommendation, by non-binding vote, of the frequency of future non-binding votes on executive compensation, (5) the approval of an amendment to the Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan, as amended and restated (the “2013 Plan”) to increase the number of shares of Common Stock reserved for issuance thereunder from 17,000,000 to 34,000,000, (6) the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (in the event it is deemed by the Board of Directors to be advisable) to effect a reverse stock split of the Company’s Common Stock at a ratio within the range of 1:5 to 1:20, as determined by the Board of Directors, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock, and (7) the approval of the adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal 6.

The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Proxy Card. If any other business should properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Q:	How do I vote?

A:
Shareholders of Record may vote by completing and signing the enclosed Proxy Card and returning it promptly in the enclosed postage prepaid, addressed envelope, or at the Annual Meeting in person. We will pass out written ballots to anyone who is eligible to vote at the Annual Meeting. We also will request persons, firms, and corporations holding shares of the Company’s Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Proxy Cards properly executed and delivered by shareholders (by mail or via the Internet) and timely received by the Company will be voted in accordance with the instructions contained therein. If you authorize a proxy to vote your shares over the Internet or by telephone, you should not return a Proxy Card by mail, unless you are revoking your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, and are therefore not a Shareholder of Record, you must request a legal proxy from your broker, bank or other nominee in order to vote at the Annual Meeting.

Q:	How many votes do you need to hold the Annual Meeting?

A:
Forty percent of the Company’s issued and outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting, either in person or by proxy, in order to hold the Annual Meeting and conduct business. This is called a quorum.

Q:	How many votes must the director nominees have to be elected?

A:	In order for a director to be elected, he must receive the affirmative vote of a plurality of the shares voted. There is no cumulative voting for our directors or otherwise.

Q:	What are the voting requirements to approve the other proposals?

A:
The affirmative vote of a majority of the shares cast in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the Company’s independent auditors, approve our executive compensation, to approve the amendment to the Company’s stock option plan and to approve an adjournment of the Annual Meeting  The affirmative vote of a majority of the Company’s issued and outstanding shares is required to approve the reverse stock split and authorized share reduction.  A plurality of the votes will be considered the shareholders’ preferred frequency for holding the non-binding vote on executive compensation.

Q:	Who will count the votes?

A:	Votes at the Annual Meeting will be counted by an inspector of election, who will be appointed by the Board of Directors or the chairman of the Annual Meeting.

Q:	What is the effect of not voting?

A:
If you are a beneficial owner of shares in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions then, under applicable rules, the broker, bank or other nominee that holds your shares can generally vote on “routine” matters, but cannot vote on “non‑routine” matters. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

Proposal 2 (ratification of the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm), Proposal 6 (approval of the reverse stock split and authorized share reduction) and Proposal 7 (approval of the adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal 6) are matters we believe will be considered “routine.” Proposal 1 (election of directors), Proposal 3 (non-binding approval of the Company’s executive compensation), Proposal 4 (non-binding recommendation of the frequency of future non-binding votes on executive compensation) and Proposal 5 (amendment to the 2013 Plan) are matters we believe will be considered “non-routine.”

If you are a Shareholder of Record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.  If you are a Shareholder of Record and you properly sign and return your Proxy Card, your shares will be voted as you direct.  If no instructions are indicated on such Proxy Card and you are a Shareholder of Record, shares represented by the proxy will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, namely “FOR” all the director nominees, “FOR” the ratification of the appointment of Baker Tilly as the Company’s independent registered public accounting firm for the year ending December 31, 2017, “FOR” the non-binding vote on the Company’s executive compensation, “EVERY THREE YEARS” for the frequency of future non-binding votes on executive compensation, “FOR” the approval of the amendment to the 2013 Plan, “FOR” the approval of the reverse stock split and authorized share reduction, and “FOR” the adjournment of the Annual Meeting, if necessary.

Q:	How are broker non-votes and abstentions treated?

A:
Broker non-votes and abstentions with respect to a proposal are counted as present or represented by proxy for purposes of establishing a quorum.  If a quorum is present, broker-non votes and votes to withhold will have no effect on the outcome of the votes on Proposal 1 (election of directors), but abstentions will count as votes against Proposal 2 (ratification of the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm), Proposal 3 (non-binding approval of the Company’s executive compensation), Proposal 4 (non-binding recommendation of the frequency of future non-binding votes on executive compensation), Proposal 5 (amendment to the 2013 Plan) and Proposal 7 (approval of the adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal 6), and broker non-votes and abstentions will have the same effect as votes against Proposal 6 (approval of the reverse stock split and authorized share reduction).

Q:	Can I revoke my proxy or change my vote after I have voted?

A:
You may revoke your proxy and change your vote by voting again via the Internet or telephone, by completing, signing, dating and returning a new Proxy Card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person.  Only your latest dated Proxy Card received at or prior to the Annual Meeting will be counted.  Your attendance at the Annual Meeting will not have the effect of revoking your proxy unless you forward written notice to the Secretary of the Company at the above stated address or you vote by ballot at the Annual Meeting.

Q:	What does it mean if I receive more than one Proxy Card?

A:
It means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees.  To ensure that all of your shares in each account are voted, please sign and return all Proxy Cards, vote with respect to all accounts via the internet or by telephone, or, if you plan to vote at the Annual Meeting, contact each broker, bank or other nominee so that you can receive all necessary legal proxies to present at the Annual Meeting.

Q:	What are the costs of soliciting these proxies and who will pay?

A:
We will bear the costs of preparing, printing, assembling, and mailing the Proxy Materials and of soliciting proxies.  In addition to solicitations by mail, the Company and its directors, officers and employees may solicit proxies by telephone and email. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our Common Stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Q:	Do I have appraisal or similar dissenter’s rights?

A:	Appraisal rights and similar rights of dissenters are not available to shareholders in connection with proposals brought before the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:
The Board of Directors will announce the voting results at the Annual Meeting.  We will also publish the results in a Current Report on Form 8-K within four business days after the date of the Annual Meeting.  We will file that report with the SEC, and you can get a copy:

•	by contacting the Company’s corporate offices via phone at (240) 268-5300 or by e-mail at ir@rexahn.com; or

•	through the SEC’s EDGAR system at www.sec.gov or by contacting the SEC’s public reference room at 1-800-SEC-0330.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The table below sets forth the beneficial ownership of our Common Stock as of February 10, 2017 by the following individuals or entities:

•	each director and nominee;

•	each named executive officer identified in the Summary Compensation Table; and

•	all current directors and executive officers as a group.

As of February 10, 2017, no person or group of affiliated persons is known to us to beneficially own 5% or more of our outstanding Common Stock. The contents of the table below will be updated in the definitive proxy statement.

As of February 10, 2017, 237,443,785 shares of our Common Stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of our Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that will be subject to options or other convertible securities held by that person that are exercisable as of February 10, 2017, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. In addition, unless otherwise indicated, the address for each person named below is c/o Rexahn Pharmaceuticals, Inc., 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850.

	Shares of Rexahn Pharmaceuticals Common Stock Beneficially Owned
Name of Beneficial Owner	Number of Shares		Percentage
Directors and Executive Officers:
Chang H. Ahn	7,745,294	(1)	3.3%
Peter Suzdak	3,109,189	(2)	1.3%
Charles Beever	340,000	(3)	*
Kwang Soo Cheong	333,000	(4)	*
Peter Brandt	420,000	(5)	*
Mark Carthy	170,000	(6)	*
Richard J. Rodgers	120,000	(7)	*
Tae Heum Jeong	1,393,435	(8)	*
Ely Benaim	904,984	(9)	*
Lisa Nolan	-		*
All current executive officers and directors as a group (10 persons)	14,535,902	(10)	6.1%

*	Represents less than 1% of the issued and outstanding shares of the Company’s Common Stock as of the February 10, 2017.

(1)	Includes Dr. Ahn’s options to purchase 1,235,294 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017 and 500,000 shares held by Dr. Ahn’s spouse.

(2)	Includes Dr. Suzdak’s options to purchase 3,049,189 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(3)	Includes Mr. Beever’s options to purchase 330,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(4)	Includes Dr. Cheong’s options to purchase 330,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(5)	Includes Mr. Brandt’s options to purchase 270,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(6)	Includes Mr. Carthy’s options to purchase 170,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(7)	Includes Mr. Rodgers’ options to purchase 120,000 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(8)	Includes Dr. Jeong’s options to purchase 888,435 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(9)	Includes Dr. Benaim’s options to purchase 904,984 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

(10)	Includes options to purchase 7,297,902 shares of Common Stock that are currently exercisable or exercisable within 60 days of February 10, 2017.

PROPOSAL 1: ELECTION OF DIRECTORS

Seven director nominees have been nominated for election at the Annual Meeting to serve a one-year term until the next Annual Meeting in 2018.  All of the nominees currently serve as directors of the Company.  All nominees have consented to being named in this Proxy Statement and to serve if elected.

The Board of Directors recommends that the nominees listed below be elected as directors of the Company.  The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.  However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote (unless authority has been withdrawn) for the election of such person or persons as shall be designated by management.

The following table sets forth the names, ages and positions of our nominees for directors.  All of the director nominees are currently members of our Board of Directors.

Name	Age	Position
Peter Brandt	59	Chairman of the Board of Directors
Chang H. Ahn	65	Chairman Emeritus, Director and Chief Scientist
Peter Suzdak	58	Chief Executive Officer and Director
Charles Beever	64	Director
Mark Carthy	56	Director
Kwang Soo Cheong	55	Director
Richard J. Rodgers	50	Director

Peter Brandt.  Mr. Brandt has served as our Chairman since June 2015 and as director since September 2010. From February 2011 to early 2013, Mr. Brandt served on the Board of Directors and, in December 2012, became Chairman of the Board of Directors of ePocrates, Inc., which was acquired by athenahealth, Inc. Also, from November 2011 until March 2012, Mr. Brandt served as interim Chief Executive Officer and President of ePocrates, Inc.  Mr. Brandt served as President, Chief Executive Officer, and as a member of the Board of Directors of Noven Pharmaceuticals, Inc., a specialty pharmaceutical company, from early 2008 until Noven’s acquisition by Hisamitsu Pharmaceutical Co., Inc. in August 2009. Prior to leading Noven, Mr. Brandt spent 28 years at Pfizer, the world’s largest pharmaceutical company. He served as Pfizer’s President – U.S. Pharmaceuticals Operations, where he helped deliver revenue and earnings growth while engineering major change within Pfizer’s U.S. pharmaceuticals organization. Prior to running U.S. operations, he led Pfizer’s Latin American pharmaceuticals operations, as well as the following Pfizer Worldwide Pharmaceuticals functions: finance, information technology, planning and business development. He also oversaw the operations of Pfizer’s care management subsidiary, Pfizer Healthcare Solutions. Mr. Brandt served as a director of Auxilium Pharmaceuticals, Inc. (“Auxilium”) from December 2010 to January 2015, at which time Auxilium was acquired by Endo International PLC.   Mr. Brandt holds a B.A. from the University of Connecticut and an M.B.A. from the Columbia School of Business.  Mr. Brandt contributes his broad operational management experience in the life sciences industry and experience serving on numerous boards of directors of life sciences companies to the Board of Directors.

Chang H. Ahn.  Dr. Ahn has served as Chairman Emeritus of the Board of Directors since June 2015, and as the Company’s Chief Scientist since February 2013.  Dr. Ahn served as the Company’s Chairman and Chief Executive Officer from the Company’s incorporation as Rexahn, Corp in May 2001 until the appointment of Dr. Suzdak as Chief Executive Officer in February 2013.  From 1988 to 2001, Dr. Ahn served as an Expert Reviewer of anticancer and antiviral drug products at the U.S. Food and Drug Administration (the “FDA”) Center for Drug Evaluation and Research.  Prior to joining the FDA in 1988, Dr. Ahn carried out cancer research at the National Cancer Institute, as well as at Emory University School of Medicine.  In 2003 and 2004, Dr. Ahn organized and chaired the U.S.-Korea Bio Business and Partnership Forum.  He also served as president of the Society of Biomedical Research from 2000 to 2003.  Dr. Ahn holds a Ph.D. in pharmacology from Ohio State University.  He also holds B.S. degrees in pharmacy from Creighton University and Seoul National University.  Dr. Ahn’s expertise in the development and evaluation of new drugs and applicable regulatory frameworks provides technical experience in the bioscience industry to the Board of Directors.

Peter Suzdak.  Dr. Suzdak joined the Company as Chief Executive Officer in February 2013, and has served as a director since June 2013. Dr. Suzdak has over 25 years of diverse experience, including several management positions, in the pharmaceutical industry. Most recently, Dr. Suzdak was Chief Scientific Officer of Corridor Pharmaceuticals, a company developing small molecule compounds to treat pulmonary and vascular disorders, from 2010 to 2013. Prior to Corridor Pharmaceuticals, he was co-Founder, Chief Executive Officer and Chief Scientific Officer of Cardioxyl Pharmaceuticals, a company focused on therapies for the treatment of cardiovascular disease, from 2006 to 2009. Prior to Cardioxyl Pharmaceuticals, he was President and Chief Executive Officer of Artesian Therapeutics, a company engaged in the development of small molecule therapeutics for cardiovascular diseases, from 2002 to 2005. Dr. Suzdak’s experience also includes his position as Senior Vice President of Research and Development of Guilford Pharmaceuticals, a company that developed therapeutics and diagnostics for neurological diseases and cancer, from 1995 to 2002, and as Director of Neurobiology for Novo Nordisk from 1988 to 1995. Dr. Suzdak holds a Ph.D. in pharmacology and toxicology from the University of Connecticut.  Dr. Suzdak contributes his extensive pharmacology, clinical development, business development, and pharmaceutical management experience, including his day-to-day leadership of the Company, to the Board of Directors.

Charles Beever.  Mr. Beever has served as a director since May 2006.  From 1993 to June 2015, he was a Vice President of PwC Strategy&, formerly Booz & Company and Booz Allen Hamilton (“Booz Allen”), Prior to being elected Vice President of Booz Allen in 1993, he served as staff member and Engagement Manager at Booz Allen from January 1984 to October 1993.  Prior to joining Booz Allen, Mr. Beever served in various management roles at McGraw-Edison Company.  Mr. Beever holds a B.A. in Economics from Haverford College, where he was elected to Phi Beta Kappa, and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Beever contributes extensive managerial and business experience to the Board of Directors.

Mark Carthy.  Mr. Carthy has served as a director since February 2014.  Mr. Carthy is the Managing Partner of Orion Equity Partners, LLC, a healthcare venture capital management and advisory firm co-founded by Mr. Carthy in 2008. Prior to founding Orion, Mr. Carthy was a Venture Partner and General Partner at Oxford Bioscience Partners, an early stage venture capital firm that provides equity financing and management assistance to companies within the life sciences, technology, energy and healthcare sectors. From 1998 until 2000, Mr. Carthy served as the Biotechnology Portfolio Manager at Morningside Ventures, where he focused on early stage private equity investments. Previously, he was Chief Business Officer of Cubist Pharmaceuticals and Senior Director of Business Development at Vertex Pharmaceuticals. Mr. Carthy served as a member of the board of the New England Venture Capital Association from 2006 until 2013 and was listed on the Forbes Midas List in 2009 as one of the leading venture capitalists. He received a Bachelor of Chemical Engineering from the University College Dublin, Ireland, a Master of Science in Chemical Engineering from the University of Missouri and a Master of Business Administration from the Harvard Graduate School of Business Administration.  Mr. Carthy contributes extensive business and industry expertise to the Board of Directors.

Kwang Soo Cheong.  Dr. Cheong has served as a director since May 2006.  He is a faculty member at the Department of Finance of the Johns Hopkins University Carey Business School, where he was an Assistant Professor from 2001 to 2005 and has been an Associate Professor from 2006 to date.  Dr. Cheong was an Assistant Professor of Economics at the University of Hawaii from 1994 to 2001, and a lecturer at the Department of Economics of Stanford University from 1993 to 1994.  During the summer of 1995, Dr. Cheong was a Visiting Fellow in the Taxation and Welfare Division at the Korea Development Institute in Korea.  Dr. Cheong holds a B.A. in Economics and an M.A. in Economics from Seoul National University, and a Ph.D. in Economics from Stanford University.  Dr. Cheong’s distinguished academic career focused on finance and economics contributes to the Board of Directors’ perspective.

Richard J. Rodgers.  Mr. Rodgers has served as a director since December 2014.  In addition to his board seat with Rexahn, Mr. Rodgers currently serves on the Board of Directors of Ardelyx, Inc. and 3-V Biosciences, Inc.  Mr. Rodgers was previously Executive Vice President, Chief Financial Officer, Secretary and Treasurer of TESARO, an oncology-focused biopharmaceutical company that he co-founded, from March 2010 until August 2013. He served as the Chief Financial Officer from June 2009 to February 2010 of Abraxis BioScience, which was subsequently acquired by Celgene. Prior to that, Mr. Rodgers served as Senior Vice President, Controller and Chief Accounting Officer of MGI PHARMA, from 2004 until its acquisition by Eisai in January 2008. He has held finance and accounting positions at several private and public companies, including Arthur Anderson. Mr. Rodgers received a B.S. in Financial Accounting from St. Cloud State University and his MBA in Finance from the University of Minnesota, Carlson School of Business.  Mr. Rodgers’ contributes extensive financial and industry experience to the Board of Directors.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

Executive Officers

In addition to Peter Suzdak, whose information is included above, set forth below are the executive officers of the Company:

Tae Heum Jeong.  Dr. Jeong, 46, has served as Chief Financial Officer and Secretary since May 2005 and was a director from June 2005 to June 2012.  Dr. Jeong served as Chief Financial Officer of Rexahn, Corp from December 2002 to May 2005.  From 1997 to November 2002, Dr. Jeong served as a senior investment manager at Hyundai Venture Investment Corporation, a venture capital firm where he managed the biotech investment team.  He was also a committee member of the Industrial Development Fund of Korea’s Ministry of Commerce, Industry and Energy from 2000 to 2002.  Dr. Jeong holds a Doctor of Management from the University of Maryland, an M.S. in Finance from Johns Hopkins University, and a B.S. and an M.S., in Chemistry, from POSTECH.

Ely Benaim.  Dr. Benaim, 56, has served as Chief Medical Officer since February 2015.  Prior to joining Rexahn, Dr. Benaim was Senior Vice President of Regulatory Affairs & Chief Medical Officer of Berg Pharma from June 2013 to January 2015. Prior to joining Berg Pharma, from March 2011 to June 2013, Dr. Benaim was Global Clinical Development Leader at Millennium Pharmaceuticals Inc., where he oversaw global clinical development of the Aurora A kinase inhibitor program. Prior to joining Millennium, Dr. Benaim served as Vice President of Clinical Affairs for Sangamo BioSciences, where he lead the development of zinc-fingers transcription factors cellular therapies in the areas of Cancer, Diabetes, Neurology, Cardiovascular and HIV. Before Sangamo, Dr. Benaim served at Amgen as Global Clinical Lead for clinical development across several drug development programs. Prior to Amgen he was a Senior Director, Oncology Clinical Development at Salmedix, Inc., where he led the development of TREANDA® to a Phase 3 pivotal trial for lymphoma. Dr. Benaim received his M.D. from the Universidad Central de Venezuela, Caracas and completed his pediatric residency training at the University of South Florida. He completed fellowships in pediatric oncology and bone marrow transplantation at St. Jude's Children's Research Hospital, in Memphis, Tennessee. From 1997 to 2004, he was Assistant Professor in the Department of Pediatrics at the University of Tennessee and an Assistant Member to the Department of Hematology/Oncology.

Lisa Nolan.  Dr. Nolan, 54, has served as Chief Business Officer since June 2016.  Prior to this, she served as Chief Business Officer of Relmada Therapeutics, Inc. from April 2015 to June 2016. From March 2010 through June 2016. Dr. Nolan served as Managing Director of Nolex Advisors, LLC, where she led successful competitive processes for out-licensing of early and late-stage pharmaceutical products.  Over the course of her career, Dr. Nolan has held various leadership roles at biopharmaceutical companies including Chief Business Officer at Topigen Pharmaceuticals, where she led the acquisition of Topigen by Pharmaxis.  Additionally, she served as Vice President, Global Business Development and Strategic Marketing for SkyePharma Inc., where she completed over a dozen out-licensing deals in the U.S. and Europe with deal values ranging in excess of $500 million.  Dr. Nolan holds a Ph.D. in clinical pharmacology and a M.Sc., and B.Sc., in pharmacy from Trinity College in Dublin, Ireland.

Director Independence

Our Common Stock is listed on the NYSE MKT.  We use the NYSE MKT definition of “Independent Director” in determining whether a director is independent in his capacity as a director and in his capacity as a member of a board committee.  For the Audit Committee, we additionally use Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each director serving on our Audit Committee must also comply with the following additional NYSE MKT requirements:

(a)          the director must not have participated in the preparation of our financial statements or any current subsidiary at any time during the past three years; and

(b)          the director must be able to read and understand fundamental financial statements, including our balance sheet, income statement, and cash flow statement.

We currently have a total of seven directors, five of whom are Independent Directors.  Our Independent Directors are Messrs. Brandt, Beever, Carthy and Rodgers and Dr. Cheong.

Board Leadership Structure

Our Board of Directors does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined.  However, at the present time, these roles are separate.  Our Board of Directors believes that utilizing separate individuals as Chairman and Chief Executive Officer will provide for additional leadership and management perspective as the Company progresses in the development of its drug candidates.  Five of our seven director nominees are independent and each of our standing committees (Audit, Nominating and Corporate Governance, and Compensation) is comprised solely of independent directors.  We believe this structure provides adequate oversight of Company operations by our independent directors in conjunction with our Chairman and Chief Executive Officer.

Our Audit Committee has primary responsibility for oversight of risk management on behalf of the Board of Directors. Management reports to the Audit Committee on matters relating to risk management and the Audit Committee and management communicate directly with the full Board of Directors on these matters.

Board of Directors and Board of Directors Meetings

The Board of Directors of the Company held seven meetings during the year ended December 31, 2016. Each current director attended 75% or more of the meetings of the Board of Directors and committees of which they were members during the period in which he or she served as a director during the year ended December 31, 2016.

Any shareholder who wishes to send any communications to the Board of Directors or to individual directors should deliver such communications to the Company’s executive offices, 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850, Attention: Corporate Secretary (secretary@rexahn.com).  Any such communication should indicate whether the communication is intended to be directed to the entire Board of Directors or to a particular director(s), and must indicate the number of shares of Common Stock beneficially owned by the shareholder.  The Secretary will forward appropriate communications to the Board of Directors and/or the appropriate director(s), but will not forward inappropriate communications.  Inappropriate communications include correspondence that does not relate to the business or affairs of the Company or the functioning of the Board of Directors or its committees, advertisements or other commercial solicitations or communications, and communications that are frivolous, threatening, illegal or otherwise not appropriate for delivery to directors.

Members of our Board of Directors are encouraged to attend the Annual Meeting if they are available.  All members of our Board of Directors in office at the time attended the Annual Meeting held in 2016.

Board of Directors Committees

The Board of Directors has three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is composed of three members.  Each of these committees has a charter that is available on our website at www.rexahn.com.

Audit Committee

The Audit Committee Charter provides that such committee, among other things:

•	appoints or replaces and oversees our independent auditors and approves all audit engagement fees and terms;

•
preapproves all audit (including audit-related) services, internal control-related services and permitted non-audit services (including fees and terms thereof) to be performed for us by our independent auditors;

•	reviews and discusses with our management and independent auditors significant issues regarding accounting and auditing principles and practices and financial statement presentations;

•
reviews and approves our procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters; and

•	reviews and oversees our compliance with legal and regulatory requirements.

Mr. Rodgers, Dr. Cheong, and Mr. Beever serve as members of our Audit Committee.  Mr. Rodgers serves as Chair of the Audit Committee.  The Board of Directors has determined that the Company has two audit committee financial experts serving on the Audit Committee.  Both Mr. Rodgers and Dr. Cheong are qualified audit committee financial experts within the meaning of applicable SEC regulations.  Each of the current members meets the criteria for independence required by the NYSE MKT and Rule 10A-3 under the Exchange Act.  During the year ended December 31, 2016, the Audit Committee met five times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee Charter provides that such committee, among other things:

•	reviews, evaluates and seeks out candidates qualified to become Board of Directors members;

•	reviews committee structure and recommends directors for appointment to committees;

•	develops, reevaluates (not less frequently than every three years) and recommends the selection criteria for Board of Directors and committee membership;

•	establishes procedures to oversee evaluation of our Board of Directors, its committees, individual directors and management; and

•	develops and recommends guidelines on corporate governance.

Mr. Brandt, Mr. Carthy, and Dr. Cheong currently serve as members of our Nominating and Corporate Governance Committee.  Mr. Brandt serves as Chair of the Nominating and Corporate Governance Committee.  Each of the Nominating and Corporate Governance Committee’s members meets the criteria for independence required by NYSE MKT.

The Nominating and Corporate Governance Committee reviews, evaluates and seeks out candidates qualified to become Board of Directors members.  Our Board of Directors currently includes individuals with a diversity of experience, including scientific, business, financial and academic backgrounds.  However, while diversity relating to background, skill, experience and perspective is one factor considered in the nomination process, the Company does not have a formal policy relating to diversity.  Nominations may be submitted by directors, officers, employees, shareholders and others for recommendation to the Board of Directors.  In fulfilling this responsibility, the Nominating and Corporate Governance Committee also consults with the Board of Directors and the Chief Executive Officer concerning director candidates.  While we do not have in place formal procedures by which shareholders may recommend director candidates to the Nominating and Corporate Governance Committee, shareholders may communicate with the members of the Board of Directors, including the Nominating and Corporate Governance Committee, by writing to the Secretary of the Board of Directors at our headquarters address.  In addition, our Amended and Restated Bylaws establish a procedure with regard to shareholder proposals for the Annual Meeting of Shareholders, including nominations of persons for election to the Board of Directors.  Because shareholders have an adequate opportunity to recommend nominees for directors, we believe that formal procedures are not necessary.  During the year ended December 31, 2016, the Nominating and Corporate Governance Committee met once.

Compensation Committee

The Compensation Committee Charter provides that such committee, among other things:

•	fixes salaries of executive officers and reviews salary plans for other executives in senior management positions;

•	reviews and makes recommendations with respect to the compensation and benefits for non-employee directors, including through equity-based plans;

•	evaluates the performance of our Chief Executive Officer and other senior executives and assists the Board of Directors in developing and evaluating potential candidates for executive positions; and

•	administers our incentive compensation, deferred compensation and equity-based plans pursuant to the terms of the respective plans.

The Compensation Committee may delegate this authority to subcommittees consisting of one or more of its members.

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the Company’s business goals and the performance of executives in achieving those goals, and recommends other executives’ compensation levels to the Compensation Committee based on such performance. The Compensation Committee considers these recommendations and then makes an independent decision regarding officer compensation levels and awards.

As part of determining compensation for our executive officers, the Compensation Committee has engaged Radford, an AON Hewitt Consulting company, as its independent compensation consultant.  Radford provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices for our peer group;

•	compensation programs for executives; and

•	stock utilization and related metrics.

When requested, Radford consultants attend meetings of the Compensation Committee. Radford reports to the Compensation Committee and not to management, although Radford confers with management for purposes of gathering information for its analyses and recommendations. In determining to engage Radford, the Compensation Committee considered the independence of Radford, and determined that Radford and the individual compensation advisors employed by Radford are independent.

Mr. Beever, Mr. Rodgers and Mr. Carthy currently serve as members of our Compensation Committee.  Mr. Beever serves as Chairman of the Compensation Committee.  Each of the members meets the criteria for independence required by NYSE MKT.  During the year ended December 31, 2016, the Compensation Committee met six times.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This Compensation Discussion & Analysis addresses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, or our “named executive officers,” and material factors relevant to these policies and decisions. It should be read together with the related tables and disclosures that follow. Our named executive officers for the year ended December 31, 2016 were:

•	Peter Suzdak, our Chief Executive Officer
•	Tae Heum Jeong, our Chief Financial Officer
•	Ely Benaim, our Chief Medical Officer
•	Lisa Nolan, our Chief Business Officer

Dr. Nolan joined the Company in July 2016. The information with respect to Dr. Nolan discussed below and in the tables that follow reflects the compensation she received from the Company for the portion of 2016 that she was employed by the Company.  During 2016, the above individuals were the only individuals who served as executive officers.

Compensation Philosophy and Objectives

Our primary objectives with respect to the compensation of our named executive officers are to attract top executive talent, and to retain and motivate our existing executives because we believe they have experience and competencies that are critical to achievement of our business goals. We seek to achieve these objectives by:

•
Establishing the components of our compensation packages at competitive levels. This means using comparative market data to target overall compensation levels, with a focus on cash conservation that results in cash compensation at or below the 50th percentile.

•
Using an annual variable incentive compensation that is tied to specific corporate goals. Our annual incentive program is focused on motivating our executives to achieve Company-wide goals that are tied to our strategic plan.

•
Using equity awards that vest over time and deliver greater value as our stock price increases. We use equity awards in order to align our named executive officers’ interests with the interest of our shareholders in increasing long-term shareholder value.

Strong Compensation Practices

Our compensation program features a number of practices designed to align further the interests of our named executive officers with those of our shareholders.

Practices we employ:

•
We pay for performance.  Compensation tied to Company performance comprises a significant part of an executive’s total compensation.  Performance is used for determining the size of both short-term and long-term awards.

•	We target pay competitively. We seek to target pay to verifiable market data in order to ensure that we are both paying fairly and not overpaying our executives.
•	We use an independent compensation consultant. The Compensation Committee uses Radford to help verify market and best practices.
•	We have meaningful vesting periods. Beginning with awards made in 2015, equity awards used for our long-term incentive program typically vest over four years.

Practices we do not employ:

•	We do not provide for excessive perquisites. We do not provide any perquisites to our named executive officers, except for de minimis amounts of additional life insurance for Dr. Jeong and Dr. Nolan.
•
We do not offer guaranteed bonuses. We do not pay annual bonuses without achievement of performance goals, regardless of the reason for the failure to achieve performance goals, and we retain the flexibility to take into account overall Company performance in determining whether to pay bonuses.

•	We do not permit hedging. We prohibit profiting from short-term speculative swings in the value of the Company’s stock through “short sales”, “put” and “call” options, and hedging transactions.

Compensation Setting Process

Determination of Compensation.    The Compensation Committee of our Board of Directors makes compensation decisions regarding our named executive officers.  Our compensation program and the compensation arrangements and packages we have for our named executive officers have been influenced over the last several years by our change from a company led by our founder to a company led by a new chief executive officer and other new executive officers.  As those changes occurred, our Compensation Committee determined that it would be appropriate to have a more structured and competitive compensation program. As a result of that decision, in mid-2014 the Compensation Committee engaged Radford, an AON Hewitt Consulting company, as an independent compensation consultant to provide advice on the overall compensation program, as well as information regarding market and best practices.  The Company used the information provided by Radford for setting 2015 compensation and continued to use that information for setting 2016 compensation.  The Committee determined that it was a more prudent use of resources at the time to continue to rely on the 2015 report, rather than paying to obtain a newer report. In advance of setting 2017 compensation, at the end of 2016 the Committee received a new report from Radford.  The new report validated the decisions made by the Committee for 2016, particularly with respect to the percentages used for short-term and long-term incentives.

When making decisions about compensation for the named executive officers other than Dr. Suzdak, the Compensation Committee considers the recommendations of Dr. Suzdak regarding their performance and the Committee’s compensation consultant, as well as its industry experience and business judgment.  Dr. Suzdak does not make recommendations with respect to his own compensation.

The Compensation Committee also intends to consider the outcome of say on pay votes when making executive compensation decisions in the future.  See “Proposal 3” below for this year’s “say on pay” proposal.  In the last shareholder vote, approximately 94% of the votes cast on this proposal were voted in favor of the proposal. The Compensation Committee believes that this overwhelming majority of votes cast affirms shareholders’ support for the judgment of the Compensation Committee in setting executive compensation and, as a result, did not set or change 2016 executive compensation as a direct result of the prior shareholder vote.

Independent Compensation Consultant.    Radford, as the Compensation Committee’s independent compensation consultant, provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;
•	peer group selection for executive compensation benchmarking;
•	compensation practices for our peer group;
•	compensation programs for executives; and
•	stock utilization and related metrics.

When requested, Radford consultants attend meetings of the Compensation Committee. Radford reports to the Compensation Committee and not to management, although Radford confers with management for purposes of gathering information for its analyses and recommendations.

Comparative Framework.  As discussed above, as part of its consideration of executive officer compensation for 2016, the Compensation Committee used a comparative framework developed with the assistance of Radford in mid-2014.  This framework blends equally information from the proxy statements of a peer group of companies and from survey data assembled by Radford in order to come up with a competitive market composite against which compensation can be measured.  The survey data used for the competitive market composite was based on public biopharmaceutical companies having fewer than 100 employees and a market capitalization of between $100 million and $600 million and was taken from the Radford 2014 Global Life Sciences Survey.

To develop the peer group of companies, the Compensation Committee, with assistance from Radford, considered the stage of product development, market capitalization and other key business metrics of biotechnology and biopharmaceutical companies. The selected peer group consisted of the following companies:

Achillion Pharmaceuticals, Inc.	Fate Therapeutics, Inc.	Ocera Therapeutics, Inc.
Akebia Therapeutics	Flexion Therapeutics, Inc.	Targacept, Inc.
Ambit Biosciences Corporation	Galectin Therapeutics, Inc.	TetraLogic Pharmaceuticals Corporation
Arrowhead Research Corp.	GlycoMimetics, Inc.	TG Therapeutics, Inc.
BIND Therapeutics, Inc.	Idera Pharmaceuticals, Inc.	Trevena, Inc.
Cytokinetics, Incorporated	MEI Pharma, Inc.	ZIOPHARM Oncology, Inc
Esperion Therapeutics, Inc.	Neuralstem, Inc.

In 2014, when this peer group was confirmed by the Compensation Committee for use in setting 2015 compensation, none of these companies had active product candidates more advanced than Phase 2 and our market capitalization was at approximately the 44th percentile of the group.

Components of our Compensation Program

The compensation program for our named executive officers consists of base salary, annual variable incentives under our short-term incentive (“STI”) program and long-term incentives, for which we currently use stock option awards. Our named executive officers are also entitled to certain compensation upon termination of their employment. We believe these different forms of compensation provide appropriate incentives to achieve our business goals within the context of our overall philosophy for compensation.

It is the objective of the Compensation Committee to generally establish compensation for our named executive officers so that base salary and short-term incentive target opportunities are at or below the 50th percentile of the competitive market composite, with long-term incentive opportunities between the 50th and the 75h percentile of the competitive market composite, subject to downward adjustment to reflect prior performance. The Compensation Committee believes these targets are consistent with our philosophy discussed above of establishing compensation at competitive levels in order to attract and retain high performing executives, while focusing on opportunities to align our named executive officers’ interests with the interest of our shareholders in increasing long-term shareholder value.

Base Salary.    The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, roles and responsibilities.

For 2016, there were no changes to the base salaries for Dr. Suzdak, Dr. Jeong or Dr. Benaim.  Dr. Suzdak and Dr. Jeong’s salaries had been increased in mid-2014 as a result of the overall review done by the Compensation Committee of our executive compensation program.  At that time, the base salary for both of these executive officers was set at the 25th percentile of the competitive market composite.  When Dr. Benaim was hired by the Company in 2015, his base salary was initially set at $375,000, which resulted from the negotiation necessary to attract him to the Company and reflected approximately the 50th percentile of the competitive market composite data.  When Dr. Nolan was hired by the Company in 2016, her base salary was initially set at $320,000, which resulted from the negotiation necessary to attract her to the Company and reflected approximately the 50th percentile of the competitive market composite data that had been obtained in 2014.

Short-term Incentive Program.

General.    Our STI program is intended to provide a cash incentive to our named executive officers for achieving Company-wide goals approved at the beginning of each year by our Compensation Committee. We believe that having an annual STI program provides an important and customary retention tool and motivates our executives to achieve the specific goals that are a part of the program.  The Compensation Committee establishes a set bonus target expressed as a percentage of salary for each named executive officer and established goals for the STI program.  After the conclusion of the year, the Compensation Committee determines at what level the goals were achieved.

Target Payout.    The STI program is structured so that achievement of the Company-wide goals at a level of 100% would result in the named executive officer receiving an STI target payment in an amount equal to a specified percentage of his or her base salary. The target percentages were equal to 50%, 35%, 40% and 35% for Dr. Suzdak, Dr. Jeong, Dr. Benaim and Dr. Nolan, respectively.  These percentages were consistent with the 50th percentile of the competitive market composite provided by Radford. Accordingly, because these percentages are expressed as a percentage of base salaries, the STI payment opportunities for Dr. Suzdak and Dr. Jeong are lower than the 50th percentile of the competitive market composite.

Company-wide Goals.  For 2016, the Compensation Committee established three categories of Company-wide goals.  This approach of using Company-wide goals reflects our belief that if the primary focus of our named executive officers is the achievement of Company-wide goals that are shared across the organization, then we will increase the likelihood of achieving our strategic plan.  However, in order to take into account individual performance, the Compensation Committee established different weighting for each named executive officer based on their areas of responsibility.  For 2016, the Compensation Committee selected the following goals:

1.
Clinical and Scientific Goals, the purpose of which was to advance the clinical status of compounds in the portfolio (Weighted 40% for Dr. Suzdak, 50% for Dr. Benaim, 30% for Dr. Jeong and 40% for Dr. Nolan):

•	Complete the first part of RX-3117 and Supinoxin Phase Ib/IIa clinical proof-of-concept trials and select the drug dosage and indication for further study

•	Complete stage 2 enrollment of Archexin Phase IIa

•	Identify at least one novel/patentable scaffold from the 3D Gold/TIMES platforms

2.
Financial and Strategic Goals, the purpose of which was to end the year with a longer cash ‘runway’ than at the beginning of the year (Weighted 40% for Dr. Suzdak, 30% for Dr. Benaim 50% for Dr. Jeong, and 40% for Dr. Nolan):

•	Complete a corporate partnership for specified product candidates

•	Complete additional financings

•	Target greater than 12 months of cash on hand at year end

3.	Operational goals, the purpose of which was to have effective operations (Weighted 20% for each named executive officer):

•	Meet or exceed expense and cash management targets based on 2016 budget, including introducing practices to improve overall productivity

•	Build a stronger organization

Company-wide Goals and Payout in Stock Options.  In early 2017, our Compensation Committee assessed our progress on the Company-wide goals and determined the amounts earned under the STI program.  The Committee determined that progress had been made on the clinical goals, but stage 2 enrollment in Archexin’s Phase IIa clinical trial had not been completed by the end of the year.  The Committee determined that while the Company had completed two financings in 2016 and met targets for cash on hand, a corporate partnership had not been completed.  The Committee determined that the operational goals were fully met based on continued strong improvements to the organization, including the hiring of Dr. Nolan, and the Company’s achievement of its budget expectations.  The Committee’s assessment of the goal completion, as well as its overall assessment of the performance of the named executive officers, resulted in an STI payout for Dr. Suzdak of 70% of his target (or 35% of his base salary), 60% for Dr. Jeong (or 21% of his base salary), 80% for Dr. Benaim (or 32% of his base salary), and 70% for Dr. Nolan (or 24.5% of her pro-rated base salary).

The table below shows each executive officer’s target STI award and the amount earned under the STI plan. The STI awards were paid in cash.

Name	Target STI Payout		Earned STI Award Percentage	Earned STI Award Value
Peter Suzdak	$215,000		70%	$150,000
Tae Heum Jeong	$103,250		60%	$61,950
Ely Benaim	$150,000		80%	$120,000
Lisa Nolan	$54,600	(1)	70%	$38,220

(1)	Dr. Nolan’s 2016 target STI payout is calculated by based on her pro-rated base salary.

Long-term Incentive Program.    Our use of equity awards is intended to align our named executive officers’ interests with the interest of our shareholders by providing an incentive to our named executive officers to increase long-term shareholder value. Furthermore, we believe that in the biopharmaceutical industry, equity awards are a primary motivator to retain executives. For 2016, we use stock options for equity awards, including because at the beginning of the year that was the only form of equity compensation that we were authorized to use under the plan approved by our shareholders.  We determine the size and frequency of the stock awards based on numerous factors, including the executive’s skills and experience, the executive’s responsibilities, performance in the prior year and the approach to setting compensation described under “—Determination of Compensation” above.

In January 2016, the Compensation Committee granted stock options to Dr. Suzdak, Dr. Jeong and Dr. Benaim.  In determining the size of the awards, the Committee considered market composite data and generally adjusted awards downward to reflect each executive’s 2015 performance with respect to the goals under the 2015 short-term incentive plan, balanced by a view of the executive’s future potential. In July 2016, Dr. Nolan received an option grant upon joining the Company.  The amount of Dr. Nolan’s option grant resulted from negotiation necessary to attract her to the Company and was larger than a regular annual grant would have been to reflect that she was newly joining the Company.

All of the stock options issued to the named executive officers vest over a four year-period, with the first installment vesting on the first anniversary of the award.

Dr. Benaim’s Discretionary Bonus.  In August 2016, we entered into a letter agreement with Dr. Benaim, pursuant to which we agreed to pay him a discretionary bonus of $100,000 in a single payment.  Dr. Benaim will be required to repay (a) the Net Amount if he resigns for other than Good Reason or is terminated for Cause (each as defined under the terms of Dr. Benaim’s existing employment agreement) on or prior to August 2, 2017, and (b) half the Net Amount if he resigns for other than Good Reason or is terminated for Cause after August 2, 2017 but on or prior to August 2, 2018.

Employment Agreements

At the time of each of our named executive officers joining our Company, we entered into employment agreements with them.  Dr. Jeong’s agreement was subsequently amended in 2010 to reflect developments in our business.  These agreements were designed to be a part of a competitive compensation package for a publicly-traded company and to keep our named executive officers focused on our business goals and objectives.  The agreements are described in detail in the narrative disclosure following the Summary Compensation Table below.

Payments on Termination

Pursuant to their employment agreements, each of our named executive officers is entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of the Company. The terms of these arrangements are more fully described below under “Employment Agreements” and “Potential Payments Upon a Termination or Change in Control.” We believe these protections are appropriate for the senior executives of a biopharmaceutical company such as the Company, including because of the level of acquisition activity in this industry.  We believe that providing benefits in the event of a change of control of the Company allows our named executive officers to focus their attention on building our business rather than on the personal implications of a transaction.

Federal Tax Considerations under Section 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) disallows a federal income tax deduction to any publicly traded corporation for any remuneration in excess of $1.0 million of compensation paid to specified executive officers in a calendar year. Compensation in excess of $1.0 million may be deducted if, among other things, it qualifies as performance-based compensation within the meaning of Section 162(m). We expect that our Compensation Committee will periodically consider the potential consequences of Section 162(m) on the various elements of our executive compensation program. In its judgment, where the Compensation Committee determines it is reasonably practicable and consistent with our overall compensation program objectives, it will seek to structure the equity incentives component of our executive compensation program to comply with the exemptions in Section 162(m).  However, we do not consider Section 162(m) to be a priority for the Company given the levels of compensation we pay to our executives.

REPORT OF THE COMPENSATION COMMITTEE

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE DOES NOT CONSTITUTE SOLICITING MATERIAL AND SHOULD NOT BE DEEMED FILED OR INCORPORATED BY REFERENCE INTO ANY OTHER FILING BY US UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE THIS REPORT.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K (including through incorporation by reference to this Proxy Statement).

By the Compensation Committee:

[This Report of the Compensation Committee is in draft form and will be updated in the definitive proxy statement.]

Summary Compensation Table

The following table sets forth the annual and long-term compensation, from all sources, for the Company’s named executive officers for services rendered in all capacities to Rexahn for the years ended December 31, 2016, 2015 and 2014, except as noted below.  The Company’s named executive officers include the Company’s principal executive officer, its principal financial officer and the two other executive officers that served as executive officers during 2016.  The compensation described in this table does not include medical or other benefits which are available generally to all of our salaried employees.

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non- Equity Incentive Plan ($)(2)	All Other Compensation ($)	Total ($)
Peter D. Suzdak	2016	430,000	--	229,581	150,500	14,010	824,091
Chief Executive Officer	2015	430,000	--	629,484	-	12,947	1,072,431
	2014	368,462	150,500	881,566	-	12,747	1,413,275
Tae Heum Jeong	2016	295,000	-	22,958	61,950	13,736	393,644
Chief Financial Officer	2015	295,000	-	185,342	-	12,947	493,289
	2014	267,308	70,800	141,866	-	12,747	492,721
Ely Benaim (3)	2016	375,000	100,000	114,791	120,000	13,983	723,774
Chief Medical Officer	2015	343,750	50,000	606,590	61,875	96,586	1,158,801
Lisa Nolan (4)	2016	156,513	-	192,870	38,220	12,024	399,627
Chief Business Officer

(1)
Reflects grant date fair value computed in accordance with FASB ASC Topic 718. The actual value realized by each officer with respect to option awards will depend on the difference between the market value of our Common Stock on the date the option is exercised and the exercise price.  For 2015, option awards reflect options awarded as an equity grant as a long-term incentive (“LTI Options”) in addition to amounts paid in respect of the portion of 2015 short-term incentive awards that was delivered in equity (“STI Options”).

(2)
For 2015, non-equity incentive awards for Dr. Suzdak and Dr. Jeong, and a portion of the award for Dr. Benaim, were paid by delivery of additional stock options.  See the discussion in footnote 1 above.

(3)	Dr. Benaim joined the Company in February 2015. His 2015 salary represents salary for the portion of 2015 during which he was an employee of the Company.
(4)	Dr. Nolan joined the Company in July 2016. Her 2016 salary represents salary for the portion of 2016 during which she was an employee of the Company.

Grants of Plan-Based Awards Table

This table provides information regarding grants of plan-based awards to each of our named executive officers during 2016:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Target ($)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Option Awards ($) (2)
Peter Suzdak	1/28/2016	$215,000	1,000,000	0.35	$229,581
Tae Heum Jeong	1/28/2016	$103,250	100,000	0.35	$22,958
Ely Benaim	1/28/2016	$150,000	500,000	0.35	$114,791
Lisa Nolan	7/6/2016	$54,600	1,200,000	0.26	$192,870

(1)	Amounts represent the closing price of our Common Stock as reported on the NYSE MKT on the grant date.
(2)	Reflects the grant date fair value of each award computed in accordance with ASC 718. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

For an explanation of the amount of salary, bonus, stock and option awards and other compensation paid to our named executive officers, please see “–Compensation Discussion & Analysis–Components of Our Compensation Program” above and “–Employment Agreements” below, as well as the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards Table.

Employment Agreements

The Company has employment agreements with each of our named executive officers.

Effective as of February 4, 2013, the Company entered into an employment agreement with Dr. Suzdak to serve as the Company’s Chief Executive Officer for a term of two years with the option to renew the employment agreement for additional one-year periods thereafter until terminated. Pursuant to the employment agreement the Company agreed to pay Dr. Suzdak an annual base salary of $330,000, with the option of a discretionary annual cash bonus of up to 40% of his base salary, as determined by performance against objectives and milestones set by the Board of Directors.  On August 4, 2014, the Compensation Committee increased Dr. Suzdak’s salary to $430,000.  The employment agreement also provides for a grant of 1,200,000 options to purchase shares of the Company’s Common Stock, which grant was made on February 4, 2013, and that the Board of Directors may award him additional options each year. In the event Dr. Suzdak’s employment is terminated by reason of disability or for “cause,” as defined in the employment agreement, the Company will pay Dr. Suzdak his base salary owed up to the termination date, including payment for any unused vacation days. If the Company terminates Dr. Suzdak’s employment without cause or Dr. Suzdak terminates his employment with “Good Reason,” as defined below, then Dr. Suzdak’s stock options will be subject to accelerated vesting to the extent to which they would have vested within the 12 months following termination and the Company shall pay Dr. Suzdak a lump sum equal to his then-current annual base salary, an amount equal to the pro-rata portion of the bonus that he otherwise would have been entitled to, and COBRA premiums for 12 months, if he makes a timely election and is eligible for coverage. In the event the Company terminates Dr. Suzdak’s employment without cause or Dr. Suzdak terminates his employment with Good Reason within the one-year period following a “Change of Control,” as defined in the 2013 Plan, the Company shall pay Dr. Suzdak a lump sum equal to 200% of his current annual base salary, a cash payment to offset any incremental additional state or federal income tax payable as a result of this salary increase, the pro rata portion of his bonus and COBRA premiums for 18 months if he makes a timely election. Dr. Suzdak’s equity awards would also vest and become exercisable in connection with the Change of Control. A resignation by Dr. Suzdak is deemed a resignation for “Good Reason” if he provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events and such Good Reason is not cured within 30 days of the Company’s receipt of such notice:

•	a material diminution in his duties or authority inconsistent with his position;

•	a change in his reporting from solely and directly to the Company’s Board of Directors;

•	a material reduction of his salary or bonus eligibility;

•	requiring him to be based at any office that is more than 40 miles from the Company’s office at the time of the signing of the agreement; or

•	any material breach by the Company of the terms and provisions of the agreement.

The employment agreement also contains a provision prohibiting Dr. Suzdak from soliciting the Company’s executives, employees, customers or clients for a period of 12 months following his termination.

On September 9, 2010, the Company entered into an amended and restated employment agreement with Dr. Jeong, its Senior Vice President, Chief Financial Officer and Secretary. Dr. Jeong’s agreement provided for an annual base salary of $200,000.  The agreement provided for an initial term of three years, with an automatic one year renewal upon the expiration of the initial term and every year thereafter unless the officer’s employment is terminated earlier by the Company or the officer.  The agreement provides that Dr. Jeong may receive an annual cash bonus and an annual option grant in such amounts, if any, as determined by the Compensation Committee.   Any such cash bonus shall be paid to Dr. Jeong within 60 days after the date the Compensation Committee determines to award such bonus.  In order to receive any such cash bonus, Dr. Jeong must be actively employed by the Company on the date on which such bonus is scheduled to be paid.  The agreement also provides that upon the occurrence of any of the following events, the Compensation Committee will meet and determine in its discretion whether Dr. Jeong should be entitled to receive an additional bonus in consideration of his role in bringing about such events:

•	the completion by the Company of a successful end-of-Phase 2 meeting with the Food and Drug Administration for any drug candidate;

•	the completion by the Company of pivotal trials of any drug candidate;

•	the filing by the Company of a New Drug Application with the Food and Drug Administration with respect to any drug candidate;

•	the approval by the Food and Drug Administration of a New Drug Application filed therewith by the Company with respect to any drug candidate;

•	the receipt by the Company of additional equity or debt financing; or

•	the execution by the Company of an agreement that may lead to the payment to the Company of up-front or milestone payments.

The agreement entitles Dr. Jeong to receive customary benefits applicable to Rexahn’s other executive level employees, and in addition to receive term life insurance coverage in an amount equal to four times base salary, for which Dr. Jeong may designate the beneficiary.

Upon a termination of his employment, Dr. Jeong will be entitled to receive the certain compensation from the Company.  If Dr. Jeong’s employment is terminated as a result of his death, disability, for cause by the Company, or without “Good Reason” by Dr. Jeong, as defined below, then he will be entitled to receive the base salary to which he is otherwise entitled for the period ending on the termination date and for any accrued but unused vacation days as of the termination date.  If Dr. Jeong’s employment is terminated for any other reason by the Company or with Good Reason by Dr. Jeong, but not following a change of control, then he will be entitled to receive the base salary to which he is otherwise entitled for the period ending on the termination date and for any accrued but unused vacation days as of the termination date and an amount equal to his then-current base salary for the period beginning on the termination date ending upon the last day of the employment term.

A resignation by Dr. Jeong is deemed a resignation for “Good Reason” if he provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events and such Good Reason is not cured within 30 days of the Company’s receipt of such notice:

•	a material diminution in his duties, responsibilities or authority inconsistent with his position, authority, duties or responsibilities;

•	a change in his reporting from solely and directly to the Company’s Chief Executive Officer;

•	a material reduction of his salary;

•	requiring him to be based at any office that is more than 40 miles from the Company’s office at the time of the signing of the agreement; or

•	any material breach by the Company of the terms and provisions of the agreement.

If Dr. Jeong’s employment is terminated by the Company without cause (and not as a result of death or a disability) and such termination date falls within the one-year period immediately following a “Change of Control,” as defined in the Company’s 2013 Stock Option Plan, as amended and restated (the “2013 Plan”), then he will be entitled to receive the following amounts: (i) the base salary to which he is otherwise entitled for the period ending on the termination date and for any accrued but unused vacation days as of the termination date; (ii) an amount equal to the greater of (x) twice his then-current base salary and (y) his then-current base salary for the period beginning on the termination date and ending upon the last day of the employment term; (iii) an amount equal to a pro-rata portion of the bonus to which he otherwise might have been entitled, assuming for such purposes that the executive would have received a bonus for that year equal to half of his then-current base salary; (iv) a one-time cash payment, subject to applicable withholding requirements under applicable state and federal law, in an amount equal to his increased income tax costs as a result of payments made to him by the Company under this change of control provision of the amended and restated employment agreement; and (v) COBRA premiums for 18 months, if he makes a timely election and is eligible for coverage.  Following a change in control termination, Dr. Jeong must in good faith seek other employment in a position comparable to his former position with the Company.  The payment obligations of the Company will be reduced on a dollar-for-dollar basis by the amount of any payments and the value of any benefits received by Dr. Jeong for services rendered to any other party during the one-year period following the date of the change in control.  Immediately prior to a change in control, all options, restricted stock and other equity-based awards granted to Dr. Jeong by the Company shall become immediately and fully vested and, in the case of stock options, shall remain exercisable for their respective original terms.

Effective as of February 2, 2015, the Company entered into an employment agreement with Dr. Benaim to serve as the Company’s Chief Medical Officer. Pursuant to the employment agreement the Company agreed to pay Dr. Benaim an annual base salary of $375,000, a signing bonus of $50,000, and a discretionary annual cash bonus of up to 40% of his base salary, based on a program and criteria established by the Compensation Committee. The employment agreement also provides for a grant of 1,200,000 options to purchase shares of the Company’s Common Stock, which grant was made on February 2, 2015. In the event Dr. Benaim’s employment is terminated by reason of disability or for “cause,” as defined in the employment agreement, the Company will pay Dr. Benaim his base salary owed up to the termination date, including payment for any unused vacation days. If the Company terminates Dr. Benaim’s employment without cause or Dr. Benaim terminates his employment with good reason, then Dr. Benaim’s stock options will be subject to accelerated vesting to the extent to which they would have vested within the 12 months following termination and the Company shall pay Dr. Benaim a lump sum equal to his then-current annual base salary, an amount equal to the pro-rata portion of the bonus that he otherwise might have been entitled to, and COBRA premiums for 12 months, if he makes a timely election. A resignation by Dr. Benaim is deemed a resignation for “Good Reason” if he provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events and such Good Reason is not cured within 30 days of the Company’s receipt of such notice:

•	a material diminution in his duties, responsibilities or authority inconsistent with his position, authority, duties or responsibilities;

•	a material reduction in his annual base salary or target bonus percentage; or

•	any material breach by the Company of the terms and provisions of the agreement.

In the event the Company terminates Dr. Benaim’s employment without cause or Dr. Benaim terminates his employment with Good Reason within the one-year period following a “Change of Control,” as defined in the 2013 Plan, the Company shall pay Dr. Benaim a lump sum equal to his then-current annual base salary, the pro rata portion of his bonus, and COBRA premiums for 18 months if he makes a timely election. Dr. Benaim’s equity awards would also vest and become exercisable in connection with the Change of Control. The employment agreement also contains a provision prohibiting Dr. Benaim from soliciting the Company’s executives, employees, customers or clients for a period of 12 months following his termination.

Effective as of July 6, 2016, the Company entered into an employment agreement with Dr. Nolan to serve as the Company’s Chief Business Officer. Pursuant to the employment agreement the Company agreed to pay Dr. Nolan an annual base salary of $320,000 and a discretionary annual cash bonus of up to 35% of her base salary, based on a program and criteria established by the Compensation Committee. The employment agreement also provides for a grant of 1,200,000 options to purchase shares of the Company’s Common Stock, which grant was made on July 6, 2016. In the event Dr. Nolan’s employment is terminated by reason of disability or for “cause,” as defined in the employment agreement, the Company will pay Dr. Nolan her base salary owed up to the termination date, including payment for any unused vacation days. If the Company terminates Dr. Nolan’s employment without cause or Dr. Nolan terminates her employment with good reason, then Dr. Nolan’s stock options will be subject to accelerated vesting to the extent to which they would have vested within the 9 months following termination and the Company shall pay Dr. Nolan a lump sum equal to her then-current annual base salary, an amount equal to the pro-rata portion of the bonus that she otherwise might have been entitled to, and COBRA premiums for 9 months, if she makes a timely election. A resignation by Dr. Nolan is deemed a resignation for “Good Reason” if she provides written notice to the Company of the specific circumstances alleged to constitute Good Reason within 90 days after any one or more of the following events and such Good Reason is not cured within 30 days of the Company’s receipt of such notice:

•	a material diminution in her duties, responsibilities or authority inconsistent with his position, authority, duties or responsibilities;

•	a material reduction in her annual base salary or target bonus percentage; or

•	any material breach by the Company of the terms and provisions of the agreement.

In the event the Company terminates Dr. Nolan’s employment without cause or Dr. Nolan terminates her employment with Good Reason within the one-year period following a “Change of Control,” as defined in the 2013 Plan, the Company shall pay Dr. Nolan a lump sum equal to her then-current annual base salary, the pro rata portion of her bonus, and COBRA premiums for 18 months if she makes a timely election. Dr. Nolan’s equity awards would also vest and become exercisable in connection with the Change of Control. The employment agreement also contains a provision prohibiting Dr. Nolan from soliciting the Company’s executives, employees, customers or clients for a period of 12 months following his termination.

Outstanding Equity Awards at Fiscal Year-End

This table shows the unexercised options to purchase Common Stock that have been previously awarded to each of the named executive officers and which remained outstanding as of December 31, 2016.
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Peter Suzdak	1,200,000	-		0.37	2/4/2023
	210,000	140,000	(1)	1.14	1/12/2024
	500,000	500,000	(2)	0.83	9/4/2024
	275,000	825,000	(3)	0.71	1/23/2025
	-	411,689	(5)	0.35	1/28/2026
	-	1,000,000	(6)	0.35	1/28/2016
Tae Heum Jeong	250,000	-		0.78	12/11/2018
	250,000	-		0.31	3/1/2023
	105,000	70,000	(1)	1.14	1/12/2024
	83,333	249,999	(3)	0.71	1/23/2025
	-	98,853	(5)	0.35	1/28/2026
	-	100,000	(6)	0.35	1/28/2016
Ely Benaim	550,000	650,000	(4)	0.71	2/2/2025
	-	98,734	(5)	0.35	1/28/2026
	-	500,000	(6)	0.35	1/28/2016
Lisa Nolan	-	1,200,000	(7)	0.26	7/6/2026

(1)	Represents option awards granted under the 2013 Plan on January 12, 2014, which vested 30% on January 12, 2015 and 2016 and will vest 40% on January 12, 2017.

(2)	Represents option awards granted under the 2013 Plan on September 4, 2014, which vested 25% on September 4, 2015 and 2016, and will vest 25% on September 4, 2017 and 2018.

(3)	Represents option awards granted under the 2013 Plan on January 23, 2015, which vested 25% on January 23 2016 and 2017, and will vest 25% on January 23, 2018 and 2019

(4)
Represents option awards granted under the 2013 Plan on February 2, 2015, which vested 25% on February 2, 2016, and one forty-eighth of which will vest on the first business day of each month beginning March 2016 and ending February 2019.

(5)	Represents option awards granted under the 2013 Plan on January 28, 2016, which vested on January 28, 2017.

(6)
Represents option awards granted under the 2013 Plan on January 28, 2016, which vested 25% on January 28, 2017, and one forty-eighth of which will vest on the first business day of each month beginning February 2017 and ending January 2020.

(7)
Represents option awards granted under the 2013 Plan on July 6, 2016, which will vest 25% on July 6, 2017, and one forty-eighth of which will vest on the first business day of each month beginning August 2017 and ending July 2020.

Potential Payments Upon a Termination or Change in Control

As discussed under the caption “Employment Agreements” above, the Company has agreements with our named executive officers pursuant to which they will receive severance payments upon certain termination events. The information below describes and quantifies certain compensation that would have been available under our existing plans and arrangements if (i) the named executive officer were terminated as of December 31, 2016 or (ii) if a “Change of Control,” as defined herein, had occurred on December 31, 2016 and the named executive officer had been subsequently terminated on that date.

Termination by Death, Disability or for Cause; Resignation Without Good Reason

In the event that a named executive officer’s employment was terminated by the Company for any reason other than for cause, death, or disability as of December 31, 2016, or if the named executive officer resigned for Good Reason as of December 31, 2016, such officer would have been entitled to his accrued base salary to which he is otherwise entitled for the period ending on the termination date and his base salary for any accrued but unused vacation days as of the termination date

Termination Other than for Cause, Death or Disability; Resignation With Good Reason

Assuming a December 31, 2016 termination event, the aggregate value of the payment and benefits to which each named executive officer would have been entitled in the event that the named executive officer’s employment was terminated by the Company for any reason other than for cause, death, or disability, or if the named executive officer had resigned for Good Reason, would have been as follows:

Name	Cash Severance ($) (1)	Bonus ($) (2)	Benefits and Health Programs ($) (3)	Total ($)

Peter Suzdak	430,000	172,000	23,199	625,199

Tae Heum Jeong	203,372	-	11,346	214,718

Ely Benaim	375,000	150,000	24,439	549,439

Lisa Nolan	320,000	112,000	144	432,144

(1)
For Drs. Suzdak, Benaim and Nolan, this amount represents 100% of the executive’s then-current annual base salary. For Dr. Jeong, this amount represents the amount of his then-current base salary for the period beginning on the termination date and ending on September 9, 2017, the last day of his then-current term.

(2)	This amount represents the target bonus of Drs. Suzdak and Benaim of 40% of then-current annual base salary and the target bonus of 35% for Dr. Nolan.

(3)
This amount represents COBRA premiums for 12 months after the termination date for each of Drs. Suzdak, Benaim, and Nolan, assuming timely COBRA elections are made by the executive. For Dr. Jeong, the amount represents the salary which he was entitled to for any accrued but unused vacation days.

Termination Following a “Change of Control”

Assuming a December 31, 2016 Change of Control and termination event on that date for any reason other than cause, death or disability, or if the named executive officer resigned for Good Reason as of that date, the aggregate value of the payment and benefits to which each named executive officer would have been entitled would have been as follows:

Name	Cash Severance ($) (1)	Bonus ($) (2)	Benefits and Health Programs ($) (3)	Tax Gross-Up ($) (4)	Total ($)

Peter Suzdak	860,000	172,000	34,799	76,000	1,142,799

Tae Heum Jeong	590,000	147,500	31,491	64,000	832,991

Ely Benaim	375,000	150,000	36,659	-	561,659

Lisa Nolan	480,000	112,000	216	-	592,216

(1)
This amount represents 200% of the then-current annual base salary for Drs. Suzdak and Jeong, 100% of the then-current annual base salary for Dr. Benaim, and 150% of the then current base salary for Dr. Nolan.

(2)
This amount represents the target bonus for Drs. Benaim and Dr. Suzdak of 40% of then-current annual base salary, and an assumed bonus for Dr. Jeong equal to 50% of his then-current annual base salary, and the target bonus of 35% for Dr. Nolan of then-current annual base salary.

(3)
This amount represents COBRA premiums for 18 months after the termination date, assuming timely elections are made. For Dr. Jeong, this amount also includes an amount equal to the salary to which he was entitled for any accrued but unused vacation days.

(4)
For Drs. Suzdak and Jeong, this amount represents an amount equal to increased income tax as a result of other payments made to each by the Company in connection with the termination under his employment agreement.

Director Compensation

The table below sets forth information concerning the compensation of the directors of the Company for the year ended December 31, 2016, except for Dr. Suzdak, whose compensation is disclosed above.

Name	Fees Earned Or Paid In Cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
Chang H. Ahn (2)	-	45,916	412,364	458,280
Peter Brandt	67,500	38,281	-	105,781
Charles Beever	52,500	38,281	-	90,781
Mark Carthy	43,750	38,281	-	82,031
Kwang Soo Cheong	46,250	38,281	-	84,531
Richard J. Rodgers	55,000	38,281	-	93,281

(1)
Grant date fair value computed in accordance with FASB ASC Topic 718. The actual value realized with respect to option awards will depend on the difference between the market value of our Common Stock on the date the option is exercised and the exercise price. As of December 31, 2016, Dr. Ahn had 1,622,793 option awards outstanding; Mr. Beever and Dr. Cheong each had 555,000 option awards outstanding; Mr. Brandt had 495,000 option awards outstanding; Mr. Carthy had 395,000 option awards outstanding; and Mr. Rodgers had 345,000 option awards outstanding.

(2)
As an employee of the Company, Dr. Ahn earns no compensation for his work on the Board of Directors.  The amounts specified under the “All Other Compensation” column for Dr. Ahn reflect a salary of $320,000, a $78,400 bonus, $10,600 in retirement plan contributions and other compensation totaling $3,364 as a Company employee.

Elements of Non-Employee Director Compensation

The Company’s director compensation program is designed to attract and retain qualified, independent directors to represent shareholders on the Board and act in their best interest. The Compensation Committee, which consists solely of independent directors, has primary responsibility for setting our director compensation program. Radford assists the Compensation Committee in evaluating our director compensation program.

In July 2015, the Compensation Committee reviewed an assessment by Radford regarding director compensation. Based on its review of Radford’s assessment, the Compensation Committee recommended to the Company’s Board of Directors that certain increases be made in order to position the applicable elements of compensation closer to the competitive median of the peer group used for the purposes of director compensation. In addition, certain compensation practices, including payment of additional compensation to the Chairman of the Board, additional equity grants for new directors, and payment in retainer fees rather than meeting-based fees were instituted to align better with prevailing market practices. On September 16, 2015, the Board of Directors approved the following non-employee director compensation structure, effective as of July 1, 2015:

Position	Compensation*
Director	$35,000 per annum, plus an additional $25,000 for the Chairman of the Board
Audit Committee (Chairman)	$15,000 per annum
Audit Committee (Member)	$7,500 per annum
Compensation Committee (Chairman)	$10,000 per annum
Compensation Committee (Member)	$5,000 per annum
Nominating and Corporate Governance Committee (Chairman)	$7,500 per annum
Nominating and Corporate Governance Committee (Member)	$3,750 per annum
*	Paid semi-annually.

As part of this compensation structure, the Board also approved an equity compensation structure whereby each incumbent non-employee director would receive options to purchase 90,000 shares of the Company’s Common Stock (increased from 60,000). New directors, who were previously compensated with the same equity compensation as incumbent directors, would receive 180,000 options.

In June 2016, the Board approved additional changes to equity compensation and added an aggregate annual compensation cap for non-employee directors, effective as of June 9, 2016. The Board approved a target value of the equity component of incumbent non-employee director compensation of $42,000, based on the Black-Scholes valuation of the Company’s Common Stock, as previously recommended by Radford in connection with its 2015 assessment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

We believe that during 2016, our executive officers and directors and more than 10% beneficial owners timely filed all forms required to be filed under Section 16(a) of the Exchange Act.

Code of Ethics

We have adopted a code of conduct and ethics (the “Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in accordance with applicable federal securities laws and as required by NYSE MKT.  The Code of Ethics is available on our corporate website at www.rexahn.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee charter requires that our Audit Committee review and approve all proposed transactions between the Company and any director, officer or other employee of the Company, and any holder of five percent or more of the Company’s voting capital stock, in order to ensure that any such transaction is on an arm’s length basis and in accordance with all applicable laws and regulations and the requirements of any exchange on which the Company’s securities may be listed from time to time. Based on the Company’s review of its transactions, there have been no transactions or proposed transactions considered to be related person transactions since January 1, 2016.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Company has appointed an Audit Committee composed of three directors, each of whom meets the independence, qualification and experience requirements under the listing standards of NYSE MKT, Section 10A(m)(3) of the Exchange Act and applicable rules of the SEC.  The Board of Directors has adopted a written charter for the Audit Committee.  A copy of the Charter is available on the Company’s website at www.rexahn.com.

The Audit Committee’s responsibility is to provide assistance and guidance to the Board of Directors in fulfilling its oversight responsibilities to the Company’s shareholders with respect to (1) the Company’s corporate accounting and reporting practices, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence (4) the quality and integrity of the Company’s financial statements and reports, (5) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (6) producing this report.  The Audit Committee members are not professional accountants or auditors and these functions are not intended to replace or duplicate the activities of management or the independent auditors. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting.  Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Baker Tilly Virchow Krause, LLP (“Baker Tilly”), the Company’s independent auditing firm, is responsible for planning and carrying out an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee reviewed and discussed the Company’s audited financial statements with both management and with the Company’s independent registered auditors for 2016.

The Audit Committee has discussed with Baker Tilly the matters required under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees.  In addition, the Audit Committee has received and reviewed the written disclosures and letter from Baker Tilly required by applicable requirements of the PCAOB regarding Baker Tilly’s communications with the Audit Committee concerning independence, and has discussed with Baker Tilly its independence.

Both the Company’s management and auditors responded appropriately to issues raised by the Audit Committee.  Based on the review and discussions referred to above, the Audit Committee determined that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2016 for filing with the SEC.

By the Audit Committee:

[This Report of the Audit Committee is in draft form and will be updated in the definitive proxy statement.]

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote for the ratification of the appointment of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as the Company’s independent registered public accounting firm for the year ending December 31, 2017.  Baker Tilly has no direct or indirect financial interest in the Company.  A representative of Baker Tilly is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

If the shareholders do not ratify this appointment, the Audit Committee may consider other independent public accountants or continue the appointment of Baker Tilly.

Fees

The following table presents fees for professional audit services rendered by our independent registered public accounting firm for the audits of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, respectively.

	2016	2015
Audit Fees[1]	$189,735	$205,312
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-

(1) Audit Fees relate to the audit of the Company’s financial statements, reviews of financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters requested for the Company’s financing, and the auditor consents to registration statements.

All audit and non-audit services to be performed by the Company’s independent accountant must be approved in advance by the Audit Committee. The Audit Committee may delegate to one of its members or a subcommittee of the Audit Committee the authority to grant pre-approvals with respect to non-audit services. For audit services, each year the independent accountant provides the Audit Committee with an engagement letter outlining the scope of proposed audit services to be performed during the year.  This letter must be formally accepted by the Audit Committee before the audit commences. The independent accountant also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

The Board of Directors recommends a vote FOR the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

PROPOSAL 3: NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the summary compensation tables and narrative discussion, is hereby APPROVED.

We urge shareholders to read “Compensation of Executive Officers” beginning on page 17 of this Proxy Statement, including the “Compensation Discussion & Analysis,” which provides detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers. As described in “Compensation Discussion & Analysis,” our primary objectives with respect to the compensation of our named executive officers are to attract top executive talent, and to retain and motivate our existing executives because we believe they have experience and competencies that are critical to achievement of our business goals. We seek to achieve these objectives by:

•
Establishing the components of our compensation packages at competitive levels. This means using comparative market data to target overall compensation levels, with a focus on cash conservation that results in cash compensation at or below the 50th percentile.

•
Using an annual variable incentive compensation that is tied to specific corporate goals. Our annual incentive program is focused on motivating our executives to achieve Company-wide goals that are tied to our strategic plan.

•
Using equity awards that vest over time and deliver greater value as our stock price increases. We use equity awards in order to align our named executive officers’ interests with the interest of our shareholders in increasing long-term shareholder value.

In addition, our compensation program features a number of practices designed to align further the interests of our named executive officers with those of our shareholders.

Practices we employ:

•
We pay for performance.  Compensation tied to Company performance comprises a significant part of an executive’s total compensation.  Performance is used for determining the size of both short-term and long-term awards.

•	We target pay competitively. We seek to target pay to verifiable market data in order to ensure that we are both paying fairly and not overpaying our executives.
•	We use an independent compensation consultant. The Compensation Committee uses Radford to help verify market and best practices.
•	We have meaningful vesting periods. Beginning with awards made in 2015, equity awards used for our long-term incentive program typically vest over four years.

Practices we do not employ:

•	We do not provide for excessive perquisites. We do not provide any perquisites to our named executive officers, except for de minimis amounts of additional life insurance for Dr. Jeong and Dr. Nolan.
•
We do not offer guaranteed bonuses. We do not pay annual bonuses without achievement of performance goals, regardless of the reason for the failure to achieve performance goals, and we retain the flexibility to take into account overall Company performance in determining whether to pay bonuses.

•	We do not permit hedging. We prohibit profiting from short-term speculative swings in the value of the Company’s stock through “short sales”, “put” and “call” options, and hedging transactions.

The Board of Directors recommends a vote FOR this resolution because it believes that the compensation paid and compensation policies described in “Compensation of Executive Officers” are effective in rewarding the Company’s named executive officers for excellence in leadership and achievement of the Company’s business goals, and in encouraging the Company’s named executive officers to remain with the Company to advance long-term goals.  Named executive officer compensation over the past three years reflects cash and option awards.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors.  Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board of Directors recommends a vote FOR the approval
of the Company’s executive compensation.

PROPOSAL 4: NON-BINDING VOTE ON THE FREQUENCY OF FUTURE NON-BINDING VOTES ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on how often it will seek non-binding votes on the compensation of named executive officers as disclosed in future proxy statements, similar to Proposal 3 in this Proxy Statement. We are required to hold such votes at least once every three years. Accordingly, shareholders may indicate their preference to hold future non-binding votes on executive compensation:

•	every one year;
•	every two years; or
•	every three years.

You may also abstain from voting.

The Board believes that a say-on-pay vote every three years is most appropriate for the Company.  This approach will provide an effective way for the Company to regularly obtain shareholders’ opinions regarding executive compensation and allow adequate time for the Company to respond to shareholder feedback. We believe a three-year cycle provides shareholders the time to evaluate the effects of our executive compensation strategies and their impact on our performance, financial, and business goals. By contrast, a more frequent vote might lead to a short-term perspective on executive compensation that is inconsistent with the longer-term approach taken by our Compensation Committee and with which we currently view our business.

The Board does not view the say-on-pay vote as the sole means by which shareholders may share their views about executive compensation.  At any time, shareholders can communicate directly with the entire Board or individual Board members as indicated in the “Board of Directors and Board of Directors Meetings” section of this Proxy Statement.  Accordingly, a say-on-pay vote once every three years will not foreclose shareholders’ opportunity to engage our Board on executive compensation issues during the interim period between votes.

Before making its recommendation, the Board considered the arguments in favor of more frequent votes, including increased opportunities for shareholder input and the belief that annual votes might promote greater accountability on executive compensation. Weighing the alternatives, the Board believes that, on balance, a three-year cycle is most appropriate for the Company.

The Board of Directors recommends a vote in favor of holding future non-binding votes on executive compensation “EVERY THREE YEARS.”

PROPOSAL 5: APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2013 STOCK OPTION PLAN, AS AMENDED AND RESTATED

The Board of Directors recommends a vote for approval of an amendment to the Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan, as amended and restated (the “2013 Plan”), to increase the maximum aggregate number of shares authorized for issuance under the plan from 17,000,000 shares to 34,000,000 (the “Amendment”).

2013 Plan Amendment

On December 8, 2016, upon recommendation of the Compensation Committee, the Board of Directors approved an amendment to the 2013 Plan to increase the maximum aggregate number of shares authorized for issuance under the 2013 Plan from 17,000,000 shares to 34,000,000 shares.  The Board of Director’s approval of the Amendment was made subject to shareholder approval at the Annual Meeting.  If approved by our shareholders at the Annual Meeting, the Amendment will become effective at the time of shareholder approval. A copy of the Amendment is attached hereto as Annex A.

The 2013 Plan is our only equity incentive compensation plan under which we grant equity incentive awards to directors, officers, employees and consultants.  The 2013 Plan is designed to promote the long-term growth of the Company by (i) providing key people with incentives to improve shareholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility.  To accomplish such purpose, the 2013 Plan currently permits the granting of stock options (including nonqualified stock options and incentive stock options qualifying under Section 422 of the Code), restricted stock, and restricted stock units (collectively “Awards”).

The Board of Directors believes that the 2013 Plan is important to our continued growth and success and that additional shares are required to be able to continue to make equity awards under the 2013 Plan in a size that the Board of Directors believes is necessary to accomplish the goals of the 2013 Plan.  Even if the Amendment is not approved by shareholders, the 2013 Plan will continue in effect, and the Company may continue to grant Awards under the 2013 Plan to the extent of the shares of common stock remaining available for issuance.  The Board of Directors believes that, if the Amendment is not approved, our ability to align the interests of key people with shareholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to attract, retain and reward key people, or requiring us to shift our compensation plan to include more cash compensation.

Description of the 2013 Plan

The following description of the 2013 Plan is a summary of its terms and is qualified in its entirety by reference to the 2013 Plan itself, a copy of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and to the Amendment, a copy of which is attached hereto as Annex A.

Effective Date. The 2013 Plan originally became effective on March 7, 2013 and was later amended and restated, effective as of June 9, 2016.

Administration. The 2013 Plan is administered and interpreted by the Compensation Committee of the Board of Directors. The members of the Compensation Committee are both “Non-Employee Directors” within the meaning of SEC Rule 16b-3 and “outside directors” within the meaning of Section 162(m) of the Code.

Eligible Participants. Awards may be granted to our officers, employees, consultants and directors, except that consultants and non-employee directors will not be eligible to receive Awards of incentive stock options.  As of February 8, 2017, there are approximately 20 officers and employees and approximately 5 non-employee directors eligible to participate in the 2013 Plan.

Number of Shares Covered by the 2013 Plan. The maximum number of shares of common stock initially reserved for issuance under the 2013 Plan was 17,000,000 shares.  If the Amendment is approved by the shareholders, the maximum number of shares of common stock reserved for issuance under the 2013 Plan will be 34,000,000 shares.

As of February 8, 2017, 662,485 shares of common stock remain available for issuance under the 2013 Plan.  In the event of a reclassification, recapitalization, stock split, stock dividend, combination of shares, or other similar event, the number of shares of common stock under the 2013 Plan, the number of shares to which any Award relates and the exercise price per share of any Award shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding.  On February 8, 2017, the closing price of a share of common stock as reported on the NYSE MKT was $0.18 per share.

Awards. Under the 2013 Plan, the Compensation Committee determines which employees, including officers, non-employee directors and consultants will be granted Awards, what types of Awards will be granted, the number of shares subject to each Award, the exercise price or purchase price of each Award, and the vesting period of each Award.

Terms and Conditions of Options.   The Compensation Committee may grant incentive stock options and nonqualified stock options under the 2013 Plan.  Under the 2013 Plan, the per share exercise price of each option must be no less than the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who beneficially own 10% or more of the total combined voting power of all classes of shares of the Company).

Options will generally become vested and exercisable as provided by the Compensation Committee and as set forth in a written grant agreement.  The right to exercise vested options is cumulative. However, no vesting generally may occur on or after an option holder’s employment or service with the Company is terminated, except as may be specified by the Compensation Committee in a written grant agreement at the time an option is granted.

Except as otherwise provided by the Compensation Committee in a written grant agreement, each option or portion thereof will be exercisable at any time on or after it vests and is exercisable until the earlier of either: (i) ten years after its date of grant or (ii) the date on which an option holder's employment or service terminates.

Options generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of except by will or the laws of descent and distribution, and during a participant’s lifetime, may be exercisable only by the participant or his guardian or legal representative. In addition, a participant who holds a nonqualified stock option may transfer such option to certain family members, to certain family trusts and or pursuant to a qualified domestic relations order, as described in the 2013 Plan.  Awards transferred in accordance with the 2013 Plan will be exercisable by the transferee according to the same terms and conditions as applied to the participant.

Terms and Conditions of Restricted Stock and Restricted Stock Units. Subject to the provisions of the 2013 Plan, the Compensation Committee will determine the terms and conditions of each Award of restricted stock or restricted stock units, including the restricted period for all or a portion of the Award, the restrictions applicable to the Award in addition to or other than the expiration of the restricted period, including the achievement of corporate or individual performance goals, and the purchase price, if any, for the common stock subject to the Award.

A participant who receives a grant of restricted stock will have the right to vote the shares of restricted stock and receive dividend payments or distributions, except to the extent limited by the Compensation Committee or the 2013 Plan.  The Compensation Committee may provide in a grant agreement for restricted stock that (a) any cash dividend payments or distributions paid on restricted stock will be reinvested in shares of common stock, which may be subject to the same vesting conditions and restrictions as applicable to such underlying shares of restricted stock, or (b) any dividend payments or distributions on shares of restricted stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of restricted stock.  A participant who receives a grant of restricted stock units will have no voting or dividend rights or other rights of a shareholder.

Awards of restricted stock and restricted stock units may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of except by will or the laws of descent and distribution.

Terms and Conditions of Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to a participant in connection with an Award under the 2013 Plan, or without regard to any other Award, except that no dividend equivalent right may be granted in connection with, or related to an option.  Dividend equivalent rights will entitle participants to receive cash, Common Stock, other Awards or other property equal in value to dividends or other period payments paid or made with respect to a specified number of Common Stock.  The terms and conditions of Awards of dividend equivalent rights will be specified in the applicable grant agreement.

Dividend equivalents credited to the holder thereof may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional Common Stock, which may thereafter accrue additional dividend equivalent rights (with or without being subject to forfeiture or a repayment obligation).  Any such reinvestment will be at the fair market value of the Common Stock on the reinvestment date.  Dividend equivalent rights may be settled in cash or Common Stock or a combination thereof, in a single installment or in multiple installments, as determined by the Compensation Committee.

A dividend equivalent right granted as a component of another Award may provide that the dividend equivalent right will be settled upon exercise, settlement, or payment of, or lapse of restrictions on, the other Award, and that the dividend equivalent right will expire or be forfeited or annulled under the same conditions as the other Award.  A dividend equivalent right granted as a component of another Award also may contain terms and conditions that are different from the terms and conditions of the other Award. Dividend equivalent rights may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of except by will or the laws of descent and distribution.

No Repricing without Shareholder Approval.  Except in connection with certain transactions involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of common stock, other securities or other property), stock split, extraordinary dividend, recapitalization, Change in Control (as defined below), reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of common stock or other securities or similar transaction), and notwithstanding any provision to the contrary in the 2013 Plan, the Company may not, without obtaining shareholder approval: (i) amend the terms of outstanding options to reduce the exercise price of such outstanding options; (ii) cancel outstanding options in exchange for or substitution of options with an exercise price that is less than the exercise price of the original options; or (iii) cancel outstanding options with an exercise price above the current fair market value in exchange for cash or other securities, unless such action would not be deemed to be a repricing under the rules of any securities exchange market on which the common stock is listed or traded.

Payment. Options may be exercised by payment of the exercise price of the shares to be acquired in accordance with the provisions of the written grant agreement evidencing such option, and/or such rules and regulations as the Compensation Committee may have prescribed, and/or such determinations, orders, or decisions as the Compensation Committee may have made. Payment of the exercise price for any shares of common stock of an option, or the purchase price, if any, for restricted stock or restricted stock units may be made in cash (or cash equivalents acceptable to the Compensation Committee) or, unless otherwise determined by the Compensation Committee, in shares of common stock or a combination of cash and shares of common stock, or by such other means as the Compensation Committee may prescribe. Shares of common stock delivered in payment of the exercise price may be previously owned shares or, if approved by the Compensation Committee, shares acquired upon exercise of the option.  The Compensation Committee may authorize the payment of the exercise price for options or purchase price, if any, for restricted stock or restricted stock units by broker-assisted cashless exercise.

Adjustments. The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the  Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2013 Plan.

Effect of a Change in Control. Upon a Change in Control (as defined below), the Compensation Committee will take action as it deems appropriate and equitable to effectuate the purposes of the 2013 Plan and to protect the participants, including, without limitation, any one or more of the following: (i) acceleration of vesting of any restricted stock, restricted stock units, or dividend equivalent rights, (ii) acceleration or change of the exercise dates of any option, (iii) arrangements with participants for the payment of appropriate consideration for the cancellation and surrender of any Award, or (iv) in any case where equity securities other than common stock of the Company are to be delivered in exchange for or with respect to common stock of the Company, arrangements providing that any Award shall become one or more award with respect to such other equity securities.

Definition of a Change in Control.  A Change in Control means (i) any sale, exchange or other disposition of all or substantially all of the Company’s assets to an unrelated person or entity, or (ii) any merger, share exchange, consolidation or other reorganization or business combination in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction.

Liquidation or Dissolution. If the Company dissolves and liquidates (other than pursuant to a plan of merger or reorganization, and except as provided in any grant agreement), then notwithstanding any restrictions on exercise set forth in the 2013 Plan: (i) the Awards of restricted stock and restricted stock units shall fully vest, (ii) each participant shall have the right to exercise his or her option, to the extent vested and exercisable, at any time up to ten (10) days prior to the effective date of such liquidation and dissolution; and (iii) the Compensation Committee may make arrangements for the payment of appropriate consideration to them for the cancellation and surrender of any Award that is so canceled or surrendered at any time up to ten (10) days prior to the effective date of such liquidation and dissolution.

Amendment and Termination.  The 2013 Plan may be amended or terminated by our Board of Directors at any time and, subject to limitations under the 2013 Plan, the Awards granted under the 2013 Plan may be amended by the Compensation Committee at any time, provided that no such action to the 2013 Plan or an Award may, without a participant’s written consent, adversely affect in any material way any previously granted Award. No amendment that would (i) amend the no repricing provisions of the 2013 Plan, or (ii) require shareholder approval under any securities exchange or over-the-counter market upon which the Company’s stock trade may become effective without shareholder approval.

Shareholder Approval. If the Amendment is not approved by shareholders, the 2013 Plan will continue in effect, and the Company may continue to grant Awards under the 2013 Plan to the extent of the shares of common stock remaining available for issuance.

Certain U.S. Federal Income Tax Consequences

Set forth below is a discussion of certain United States federal income tax consequences with respect to Awards that may be granted pursuant to the 2013 Plan. The following discussion is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the 2013 Plan.

(i)
Incentive Stock Options.  The grant of an incentive stock option will not result in any immediate tax consequences to us or to the participant.  A participant will not recognize taxable income, and we will not be entitled to any deduction, upon the timely exercise of an incentive stock option, but the excess of the fair market value of the shares of our Common Stock acquired over the option exercise price will be includable in the optionee’s “alternative minimum taxable income” for purposes of the alternative minimum tax.  If the participant does not dispose of the shares of our Common Stock acquired within one year after their receipt, and within two years after the option was granted, gain or loss recognized on the subsequent disposition of the shares of our Common Stock will be treated as long-term capital gain or loss.  Capital losses of individuals are deductible only against capital gains and a limited amount of ordinary income.  In the event of an earlier disposition, the participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares of our Common Stock on the date of exercise over the option exercise price or (ii) if the disposition is a taxable sale or exchange, the amount of any gain recognized.  Upon such a disqualifying disposition, we will be entitled to a deduction in the same amount as the participant recognizes such ordinary income.

(ii)
Nonqualified Stock Options.  In general, the grant of a nonqualified stock option will not result in any immediate tax consequences to us or the participant.  Upon the exercise of a nonqualified stock option, generally the participant will recognize ordinary income and we will be entitled to a deduction, in each case, in an amount equal to the excess of the fair market value of the shares of our Common Stock acquired at the time of exercise over the option exercise price. In the event of a subsequent sale of shares received upon the exercise of a nonqualified stock option, any appreciation after the date on which taxable income is realized by the participant in respect of the option exercise should be taxed as capital gain in an amount equal to the excess of the sales proceeds for the shares over the participant’s basis in such shares. The participant’s basis in the shares will generally equal the amount paid for the shares plus the amount included in ordinary income by the participant upon exercise of the nonqualified stock option.

(iii)
Restricted Stock.  A participant who receives a grant of restricted stock will not recognize any taxable income in the year of the Award if the Common Stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). A participant, however, may elect under Section 83(b) of the Code to recognize compensation income in the year of the Award in an amount equal to the fair market value of the Common Stock on the date of the Award, determined without regard to the restrictions. If the participant does not make a Section 83(b) election, the fair market value of the Common Stock on the date on which the restrictions lapse will be treated as compensation income to the participant and will be taxable in the year in which the restrictions lapse. The Company generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the participant in the year in which the participant is taxed on the income, if the Company complies with applicable reporting requirements and with the restrictions of Section162(m) of the Code.

(iv)
Restricted Stock Units. A distribution of Common Stock or a payment of cash in satisfaction of restricted stock units will be taxable as ordinary income when the distribution or payment is actually or constructively received by the participant. The amount taxable as ordinary income is the aggregate fair market value of the Common Stock determined as of the date it is received or, in the case of a cash award, the amount of the cash payment. The Company will be entitled to deduct the amount of such payments when such payments are taxable as compensation to the participant if the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code.

(v)
Dividend Equivalent Rights.  Participants under the 2013 Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the participant pursuant to the Award. If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2016, about shares of our Common Stock that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or directors under all of our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants Rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders*	16,780,415	$0.62	4,530,585
Equity compensation plans not approved by security holders	-	-	-
Total	16,780,415	$0.62	4,530,585

*     As of December 31, 2016, there were 12,461,915 outstanding options under the 2013 Plan, which originally became effective in June 2013. With the adoption of the 2013 Plan, no new stock options may be issued under the Rexahn Pharmaceuticals, Inc. Stock Option Plan (the “2003 Plan”), which initially became effective in August 2003 as the Rexahn Corporation Stock Option Plan, but previously issued options under the 2003 Plan remain outstanding until their expiration. As of December 31, 2016, there were 4,318,500 outstanding options under the 2003 Plan.

 New Plan Benefits

Awards granted under the 2013 Plan to our executive officers, directors and other employees are discretionary and are not subject to set amounts, and we have not approved any Awards that are conditioned on shareholder approval of this Proposal 5. Accordingly, we cannot determine the benefits or number of shares that may be granted in the future under the 2013 Plan, nor can we determine the amounts that would have been granted for the last completed year if the Amendment would have been in effect.

The Board of Directors recommends a vote FOR approval of the Amendment to the Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan, as amended and restated.

PROPOSAL 6: APPROVAL OF AN AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO EFFECT A REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION

General

The Board of Directors has unanimously approved, and recommended that our shareholders approve, an amendment to the Company’s Amended and Restated Certificate of Incorporation, in substantially the form attached hereto as Annex B (the “Certificate of Amendment”) (in the event it is deemed by the Board to be advisable), to effect a reverse stock split at a ratio within a range from 1-for-5 to 1-for-20, with the final ratio to be determined by the Board, in its sole discretion, following shareholder approval, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock. If the shareholders approve the reverse stock split and authorized share reduction, and the Board decides to implement them, the reverse stock split and authorized share reduction will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware.

The reverse stock split will be realized simultaneously for all outstanding Common Stock and the ratio determined by the Board will be the same for all outstanding Common Stock. The reverse stock split will affect all holders of Common Stock uniformly and each shareholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as that shareholder held immediately prior to the reverse stock split, except for adjustments that may result from the treatment of fractional shares as described below. The Certificate of Amendment will not change the par value of the Common Stock (which will remain at $0.0001 per share).

Purposes of the Proposed Reverse Stock Split

Maintaining our Listing on the NYSE MKT.

Our Common Stock is listed on the NYSE MKT.  Section 1003(f)(v) of the NYSE Company Guide provides that a company’s common stock may be delisted from the NYSE MKT if it is selling for a substantial period of time at a low price per share and the Company fails to effect a reverse stock split within a reasonable time after being notified that the NYSE MKT deems such action to be appropriate under all the circumstances.  While we have not yet received a notice from the NYSE MKT providing notice that the NYSE MKT deems it appropriate for the Company to effect a reverse stock split, given the Company’s trading prices since November 2016, we expect that the NYSE MKT will deliver such a letter if the price of the Common Stock does not increase.

Delisting from the NYSE MKT may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of the Common Stock.  Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities.  Moreover, the Company committed in connection with the sale of securities, to use commercially reasonably efforts to maintain the listing of the Common Stock during such time that certain warrants are outstanding.

If the Common Stock were to be delisted from the NYSE MKT and we are not able to list the Common Stock on another exchange, the Common Stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•	a limited availability of market quotations for our securities;

•
a determination that the Common Stock is a “penny stock,” which will require brokers trading in the Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and little or no analyst coverage for the Company;

•	the Company would no longer qualify for exemptions from state securities registration requirements, which may require us to comply with applicable state securities laws; and

•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

The Board of Directors believes that if the current stock price does not increase and the NYSE MKT delivers a notice to us that it deems a reverse stock split to be required for continued listing of the Common Stock, than having the ability to implement a reverse stock split will give us a potentially effective means to maintain compliance with the listing rules of the NYSE MKT.

Listing on Another National Securities Exchange.

In the future, we may consider seeking a listing of our Common Stock on another national securities exchange.  Eligibility for listing on a national securities exchange is subject to a number of criteria, such as public float, minimum share price, number of shareholders, market capitalization, net income and other factors.  For example, one of the listing requirements that we do not currently meet is a minimum per share price of $4.00. We believe that the reverse split will increase our ability to meet the minimum share price requirement at such time, if ever, that we meet the other listing criteria.

Increase Our Common Stock Price to a Level More Appealing for Investors.

We believe that the reverse stock split could enhance the appeal of our Common Stock to the financial community, including institutional investors, and the general investing public.  We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced securities to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore more likely to have less third-party analysis of the company available to investors.  We believe that the reduction in the number of issued and outstanding shares of the Common Stock caused by the reverse stock split, together with the anticipated increased stock price immediately following and resulting from the reverse stock split, may encourage interest and trading in our Common Stock and thus possibly promote greater liquidity for our shareholders, thereby resulting in a broader market for the Common Stock than that which currently exists.

We cannot assure you that all or any of the anticipated beneficial effects on the trading market for our Common Stock will occur.  Our Board of Directors cannot predict with certainty what effect the reverse stock split will have on the market price of the Common Stock, particularly over the longer term.  Some investors may view a reverse stock split negatively, which could result in a decrease in our market capitalization.  Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.  We cannot provide you with any assurance that our shares will qualify for, or be accepted for, listing on a national securities exchange.

Reasons for the Authorized Share Reduction

The Company currently has 500,000,000 authorized shares of Common Stock and 100,000,000 authorized shares of preferred stock, par value $0.0001 per share. Given that there will be proportionate reduction in the number of outstanding shares of the Common Stock through implementation of the reverse stock split, the Company believes that it will continue to have sufficient excess authorized shares of capital stock to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

Determination of Ratio

The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1-for-5 and not more than 1-for-20, as determined by the Board in its sole discretion. In determining the reverse stock split ratio, the Board will consider numerous factors, including:

•	the historical and projected performance of the Common Stock;

•	prevailing market conditions;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the selected reverse stock split ratio on trading liquidity in the Common Stock and our ability to qualify the Common Stock for listing on another national securities exchange;

•	our capitalization (including the number of shares of Common Stock issued and outstanding);

•	the prevailing trading price for Common Stock and the volume level thereof; and

•	potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give the Board the flexibility to take into account then-current market conditions and changes in price of Common Stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Principal Effects of the Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of Common Stock into a proportionately smaller number of shares. For example, if the Board decides to implement a 1-for-5 reverse stock split of Common Stock, then a shareholder holding 10,000 shares of Common Stock before the reverse stock split would instead hold 2,000 shares of Common Stock immediately after the reverse stock split. Each shareholder’s proportionate ownership of outstanding shares of Common Stock would remain the same, except that shareholders that would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments in lieu of fractional shares.

The following table illustrates the effects of the reverse stock split and authorized share reduction at certain exchange ratios within the 1-for-5 to 1-for-20 range, without giving effect to any adjustments for fractional shares of Common Stock or any approval of an increase in the number of shares of Common Stock authorized for issuance under the 2013 Plan pursuant to Proposal 4, on our outstanding shares of Common Stock and authorized shares of capital stock as of February 8, 2017:

	Before	After Reverse Stock Split
	Reverse Stock Split	1-for-5	1-for-10	1-for-20
Common Stock Authorized	500,000,000	100,000,000	50,000,000	25,000,000
Preferred Stock Authorized	100,000,000	20,000,000	10,000,000	5,000,000
Common Stock Outstanding	237,443,785	47,488,757	23,744,378	11,872,189
Common Stock Underlying Options and Warrants	75,265,362	15,053,072	7,526,536	3,763,268
Common Stock Available for Grant under Company Stock Plans	662,485	132,497	66,248	33,124
Total Common Stock Authorized but Unreserved	186,628,368	37,325,674	18,662,838	9,331,419

Because no fractional shares will be issued, holders of Common Stock could be eliminated in the event that the proposed reverse stock split is implemented. However, the Board does not intend to use the reverse stock split as a part of or a first step in a “going private” transaction within the meaning of Rule 13e-3 of the Exchange Act. There is no plan or contemplated plan by the Company to take itself private at the date of this Proxy Statement. As of February 8, 2017, we had approximately 18 record holders who held fewer than 20 shares of Common Stock, out of a total of approximately 65 record holders. We believe that a reverse stock split, even if approved and implemented at a ratio of 1-for-20, would have no meaningful effect on the number of record holders of Common Stock.

Principal Effects of the Authorized Share Reduction

The decrease in the number of authorized shares of capital stock would result in fewer shares of authorized but unissued shares of capital stock being available for future issuance. This would decrease the number of shares of Common Stock available for issuance for various purposes such as to raise capital or to make acquisitions. The Company believes, however, that after the proposed decrease, the number of authorized but unissued shares of Common Stock remaining will be sufficient for such purposes, given that there will be proportionate reduction in the number of outstanding shares of Common Stock through implementation of the reverse stock split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this Proposal 6, you should consider the following risks associated with the implementation of the reverse stock split:

•
Although we expect that the reverse stock split will result in an increase in the market price of the Common Stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of the Common Stock in proportion to the reduction in the number of shares of the Common Stock outstanding or result in a permanent increase in the market price, nor can we assure you that over the long term the Company will be able to maintain its listing on the NYSE MKT. The effect the reverse stock split may have upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of the Common Stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of the Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•
The reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•
While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•
Although the Board believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the reverse stock split and the anticipated increase in the market price of Common Stock could encourage interest in the Common Stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Effect on Fractional Shareholders

No fractional shares of Common Stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a shareholder of record would otherwise hold a fractional share, the shareholder will receive a cash payment in lieu of the issuance of any such fractional share in an amount per share equal to the closing price per share on the NYSE MKT on the trading day immediately preceding the effective time of the reverse stock split (as adjusted to give effect to the reverse stock split), without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor.

If a shareholder is entitled to a cash payment in lieu of any fractional share interest, a check will be mailed to the shareholder’s registered address as soon as practicable after the reverse stock split. By signing and cashing the check, shareholders will warrant that they owned the shares of Common Stock for which they received a cash payment.

Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Time (as defined below) may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Beneficial Shareholders

If you hold shares of Common Stock in street name through a broker, bank or other nominee, we will treat your Common Stock in the same manner as Common Stock held by Shareholders of Record. Brokers and other nominees will be instructed to effect the reverse stock split for their customers holding Common Stock in street name. However, these brokers, banks and other nominees may have different procedures for processing a reverse stock split. If you hold shares of Common Stock in street name, we encourage you to contact your broker, bank or other nominee.

Registered “Book-Entry” Holders of Common Stock

If you hold shares of Common Stock electronically in book-entry form with our transfer agent, you do not currently have and will not be issued stock certificates evidencing your ownership after the reverse stock split, and you do not need to take action to receive post-reverse stock split shares. If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to you indicating the number of shares of Common Stock held following the reverse stock split.

If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Effect on Fractional Shareholders.”

Effect on Registered Shareholders Holding Certificates

As soon as practicable after the reverse stock split, our transfer agent will mail transmittal letters to each shareholder holding shares of Common Stock in certificated form. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificate(s) representing shares of Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his or her Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the reverse stock split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates.

If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Effect on Fractional Shareholders.”

Effect on Outstanding Options, Warrants and Restricted Stock Units

Upon a reverse stock split, all outstanding options, warrants, restricted stock units and future or contingent rights to acquire Common Stock will be adjusted to reflect the reverse stock split. With respect to all outstanding options and warrants to purchase Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such options or warrants will decrease, and the exercise prices of such options or warrants will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such options and warrants are reduced as a result of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

Procedure for Effecting the Reverse Stock Split and Authorized Share Reduction

If our shareholders approve this proposal, and the Board elects to effect the reverse stock split and authorized share reduction, we will effect the reverse stock split and authorized share reduction by filing the Certificate of Amendment (as completed to reflect the reverse stock split ratio as determined by the Board, in its discretion, within the range of not less than 1-for-5 and not more than 1-for-20, together with a corresponding proportional reduction in the number of authorized shares of the Company’s capital stock) with the Secretary of State of the State of Delaware. The reverse stock split and authorized share reduction will become effective, and the combination of, and reduction in, the number of our outstanding shares as a result of the reverse stock split will occur automatically, at the time of the filing of the Certificate of Amendment (referred to as the “effective time”), without any action on the part of our shareholders and without regard to the date that stock certificates representing any certificated shares prior to the reverse stock split are physically surrendered for new stock certificates. Beginning at the effective time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to effect the reverse stock split and authorized share reduction.

The Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split and authorized share reduction if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and its shareholders to proceed with the reverse stock split and authorized share reduction. By voting in favor of the reverse stock split and authorized share reduction, you are expressly also authorizing the Board to delay (until April 11, 2018) or abandon the reverse stock split and authorized share reduction.  If the Certificate of Amendment has not been filed with the Secretary of State of the State of Delaware by the close of business on April 11, 2018, the Board will abandon the reverse stock split and authorized share reduction.

Shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) until they receive a letter of transmittal from our transfer agent.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only shareholders who hold Common Stock as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign shareholders, shareholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and shareholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

A shareholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally be treated as having exchanged a fractional share interest for cash in a redemption by us. The amount of any gain or loss will be equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received.

The foregoing views are not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Accounting Matters

The par value of the Common Stock will remain unchanged at $0.0001 per share after the reverse stock split and authorized share reduction. As a result, our stated capital, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced proportionately at the effective time of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the reverse stock split because there will be fewer shares of Common Stock outstanding.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the Record Date will be required to approve the reverse stock split and authorized share reduction. Accordingly, abstentions and broker non-votes (to the extent a broker does not exercise its authority to vote) will have the same effect as a vote against the proposal. Shares represented by valid proxies and not revoked will be voted at the Annual Meeting in accordance with the instructions given. If no voting instructions are given, such shares will be voted “FOR” this proposal.

The Board of Directors recommends that you vote FOR the approval of the reverse stock split and authorized share reduction.

PROPOSAL 7: THE ADJOURNMENT OF THE ANNUAL MEETING

Our shareholders are being asked to consider and vote upon an adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are insufficient votes in favor of approval of a proposed amendment to our restated certificate of incorporation to effectuate a reverse stock split and authorized share reduction as described in Proposal 6.

Approval of the adjournment of the Annual Meeting requires an affirmative vote of a majority in interest of the shareholders present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count against the proposal.

The Board of Directors Recommends that you vote FOR the adjournment of the Annual Meeting, if a quorum is present, to solicit additional proxies if there are insufficient votes to approve Proposal 6.

SHAREHOLDER PROPOSALS

Shareholder Proposals Pursuant to Rule 14a-8

Shareholders interested in submitting a proposal for inclusion in the proxy statement for the 2018 Annual Meeting may do so by submitting the proposal in writing to the Company’s executive offices, 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850, Attention: Corporate Secretary.  Pursuant to Rule 14a-8 under the Exchange Act, to be eligible for inclusion in our proxy statement, shareholder proposals must be received no later than October , 2017, which is 120 days prior to the anniversary date of this Proxy Statement.  The submission of a shareholder proposal does not guarantee that it will be included in the proxy statement.

Nominations and Shareholder Proposals Under our Bylaws

The Company’s Amended and Restated Bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board of Directors and shareholder proposals to be brought before an annual meeting.  Shareholder proposals and nominations may not be brought before the Annual Meeting unless, among other things, the shareholder’s submission contained certain information concerning the proposal or the nominee, as the case may be, and other information specified in the Company’s Amended and Restated Bylaws, and the shareholder’s submission was received by us no earlier than the close of business on December 12, 2016, and no later than January 11, 2017.  No notice that a shareholder intends to present a proposal or nomination for the Annual Meeting was received.  Proposals or nominations not meeting these requirements will not be entertained at the Annual Meeting.

Shareholder proposals and nominations may not be brought before the 2018 Annual Meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in the Company’s Amended and Restated Bylaws, and the shareholder’s submission is received by us no earlier than the close of business on December , 2017, and no later than January ,   2018.  Proposals or nominations not meeting these requirements will not be entertained at the 2017 Annual Meeting.

Shareholders recommending candidates for consideration by the Nominating and Corporate Governance Committee must provide the candidate’s name, biographical data and qualifications.  Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.  These requirements are separate from, and in addition to, the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the proxy statement.  A copy of the full text of these bylaw provisions may be obtained from our website at www.rexahn.com.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC. Shareholders may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.  Our public filings are also available from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.  The Company’s Annual Report on Form 10-K, for the year ended December 31, 2016 was mailed along with this Proxy Statement.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. THIS PROXY STATEMENT IS DATED FEBRUARY   , 2017.  SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

AVAILABILITY OF FORM 10-K

We are providing to each shareholder as of the Record Date a copy of our Annual Report on Form 10-K for the year ended December 31, 2016 concurrently with this Proxy Statement, except the exhibits to the Form 10-K.  We will provide copies of these exhibits upon request by eligible shareholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits or the amount of the fee payable should be requested from our Secretary, Tae Heum Jeong at 240-268-5300, by mail at 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850 or by email at ir@rexahn.com.  Our Annual Report on Form 10-K, and our other filings with the SEC, including the exhibits, are also available for free on the SEC’s website at www.sec.gov.

HOUSEHOLDING

If you are a beneficial owner, but not the record holder, of shares of the Company’s Common Stock, your broker, bank or other nominee may only deliver one (1) copy of this Proxy Statement and our 2015 Annual Report to multiple shareholders at the same address, unless that nominee has received contrary instructions from one (1) or more of the shareholders.  The Company will deliver, upon request, a separate copy of this Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered.  A shareholder desiring to receive a separate copy of the Proxy Statement and 2015 Annual Report, now or in the future, should call our Secretary, Tae Heum Jeong, at 240-268-5300, or submit a request by writing to 15245 Shady Grove Road, Suite 455, Rockville, Maryland 20850 or by emailing us at ir@rexahn.com. Also, beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the same address in the future.

February     , 2017

Annex A

FIRST AMENDMENT
TO THE
REXAHN PHARMACEUTICALS, INC.
2013 STOCK OPTION PLAN,
AS AMENDED AND RESTATED AS OF JUNE 9, 2016

The Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan, as amended and restated as of June 9, 2016 (the “Plan”), is hereby amended, effective as of April 11, 2017, as follows:

1.	Section 4 of the Plan is hereby deleted and replaced in its entirety with the following:

4.	Maximum Shares Available for the Plan

Subject to adjustments as provided in Section 13 of the Plan, the shares of Stock that may be delivered or purchased with respect to Awards granted under the Plan, including with respect to incentive stock options intended to qualify under Section 422 of the Code, shall not exceed an aggregate of thirty-four million (34,000,000) shares of Stock of the Corporation.  The Corporation shall reserve said number of shares for Awards under the Plan, subject to adjustments as provided in Section 13 of the Plan.  If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled without the delivery of shares of Stock or other consideration, the shares of Stock subject to such Award shall thereafter be available for future Awards under the Plan.

2.	Except as amended above, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Rexahn Pharmaceuticals, Inc. has caused this First Amendment to the Plan to be executed this ____ day of ___________, 2017.

REXAHN PHARMACEUTICALS, INC.

By:
Name:
Title:

Annex B

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
REXAHN PHARMACEUTICALS, INC.

Rexahn Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.          The name of the Corporation is Rexahn Pharmaceuticals, Inc.

2.          Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, is hereby amended by replacing the first paragraph thereof with the following:

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is ______________1 shares of the par value of $.0001 each, of which  ______________2 are to be of a class designated Preferred Stock (the “Preferred Stock”) and ______________3 shares of the par value of $.0001 each are to be of a class designated Common Stock (the “Common Stock”).

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each ______________4 shares of the Common Stock (the “Old Common Stock”) issued immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $.0001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by ______________5 shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock from the disposition of such fractional interest as provided below. The Corporation shall arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

[1]
To be a number between 30 million and 120 million, determined by dividing 600 million by the number determined by the Board of Directors of the Corporation (the “Board”) for the purposes of footnote 4 below.

[2]	To be a number between 5 million and 20 million, determined by dividing 100 million by the number determined by the Board for the purposes of footnote 4 below.

[3]	To be a number between 25 million and 100 million, determined by dividing 500 million by the number determined by the Board for the purposes of footnote 4 below

[4]	To be five, six, seven, eight, nine, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, or 20, as determined by the Board of Directors of the Corporation.

[5]	To be the number determined by the Board for the purposes of footnote 5 above.

3.          This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.          This Certificate of Amendment shall become effective at ____________ ___.m. Eastern _____________Time on ___________, 2017.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this __________ day of _________, _________.

REXAHN PHARMACEUTICALS, INC.

By:
Name:
Title:

REXAHN PHARMACEUTICALS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 11, 2017

The undersigned hereby appoints Peter Suzdak and Tae Heum Jeong, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided below, all the shares of Rexahn Pharmaceuticals, Inc. common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Rexahn Pharmaceuticals, Inc. to be held on April 11, 2017, at 8:00 a.m. (local time), at the Radisson Hotel, 3 Research Court, Rockville, Maryland 20850, or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the election of each of the nominees for director named in Proposal 1 and “FOR” Proposals 2, 3, 5, 6, 7 and “EVERY THREE YEARS” frequency in Proposal 4. If any other business is presented at the Annual Meeting of Shareholders, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting of Shareholders.

Please mark, date, sign, and mail your proxy promptly in the envelope provided
IMPORTANT: SIGNATURE REQUIRED ON THE OTHER SIDE

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲
KEEP THIS PORTION FOR YOUR RECORDS.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held April 11, 2017.

The Proxy Statement and 2016 Annual Report to Shareholders are available at: http://www.viewproxy.com/rexahn/2017

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 5, 6, 7 AND “EVERY THREE YEARS” FREQUENCY IN PROPOSAL 4. Please mark your votes like this Proposal 1. Election of Directors FOR WITHHOLD Proposal 2. Ratification of the appointment of Baker Tilly Virchow Krause, LLP as the independent registered public accounting firm of Rexahn Pharmaceuticals, Inc. for the fiscal year ending December 31, 2017. FOR AGAINST ABSTAIN DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) CONTROL NUMBER Proposal 3. Approval, by non-binding vote, of Rexahn Pharmaceuticals, Inc.’s executive compensation. FOR AGAINST ABSTAIN Proposal 4. Recommendation, by non-binding vote, of the frequency of future non-binding votes on executive compensation.3 YEARS 2 YEARS 1 YEAR ABSTAIN Proposal 5. Approval of an amendment to the Rexahn Pharmaceuticals, Inc. 2013 Stock Option Plan, as amended and restated, to increase the number of shares of common stock reserved for issuance thereunder from 17,000,000 to 34,000,000. FOR AGAINST ABSTAIN Proposal 6. Approval of an amendment to the Amended and Restated Certificate of Incorporation of Rexahn Pharmaceuticals, Inc. (in the event it is deemed by the Board of Directors to be advisable) to effect a reverse stock split of the common stock of Rexahn Pharmaceuticals, Inc. at a ratio within the range of 1:5 to 1:20, as determined by the Board of Directors, together with a corresponding proportional reduction in the number of authorized shares of capital stock. FOR AGAINST ABSTAIN Proposal 7. Approval of the adjournment of the Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes to approve Proposal 6. FOR AGAINST ABSTAIN YES NO /We plan to attend the meeting: NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such. Signature Signature (if held jointly) Date: , 2017 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/RNN Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.